Exhibit 10.1

Execution Version

CREDIT AGREEMENT

PROVIDING FOR A SENIOR SECURED TERM LOAN OF

US$325,000,000

TDW INTERNATIONAL VESSELS (UNRESTRICTED), LLC,

as Borrower,

TIDEWATER INC.,

as Parent Guarantor,

THE BANKS AND FINANCIAL INSTITUTIONS

FROM TIME TO TIME PARTY HERETO,

as Lenders,

DNB BANK ASA, NEW YORK BRANCH,
as Facility Agent, Security Trustee and ECA Coordinator,

and

DNB MARKETS, INC.,

as Bookrunner and Mandated Lead Arranger

as of June 30, 2023

Table of Contents

Page

1.	DEFINITIONS		1
	1.1	Specific Definitions	1
	1.2	Computation of Time Periods; Other Definitional Provisions	41
	1.3	Accounting Terms	41
	1.4	Certain Matters Regarding Materiality	42
	1.5	Forms of Documents	42
	1.6	Rates	42
2.	REPRESENTATIONS AND WARRANTIES		42
	2.1	Representations and Warranties	42
3.	THE LOAN		47
	3.1	Purpose	47
	3.2	Making of the Loan	48
	3.3	Drawdown Notice	48
	3.4	Effect of Drawdown Notice	48
	3.5	Funding by Lenders	48
	3.6	Notes	48
	3.7	Presumption by the Facility Agent	48
4.	CONDITIONS		49
	4.1	Conditions Precedent to the Obligations of the Lenders under this Agreement	49
	4.2	Further Conditions Precedent	52
	4.3	Breakfunding Costs	52
	4.4	Satisfaction after Drawdown	52
	4.5	Conditions Subsequent	52
5.	REPAYMENT AND PREPAYMENT		53
	5.1	Repayment	53
	5.2	Voluntary Prepayment	55
	5.3	Borrower’s Obligations Absolute	55
	5.4	Mandatory Prepayment	55
	5.5	Interest and Costs with Prepayments/Application of Prepayments	56
6.	INTEREST AND RATE		56
	6.1	Applicable Rate	56
	6.2	Default Rate	56
	6.3	Interest Payments	56
	6.4	Benchmark Replacement Setting	57

7.	PAYMENTS		58
	7.1	Place of Payments, No Set Off	58
	7.2	Tax Credits	60
	7.3	Computations; Banking Day	60
	7.4	Defaulting Lenders	61
8.	EVENTS OF DEFAULT		62
	8.1	Events of Default	62
	8.2	Application of Moneys	64
9.	COVENANTS		65
	9.1	Affirmative Covenants	65
	9.2	Negative Covenants	71
	9.3	Financial Covenants and Equity Cure	73
	9.4	Vessel Maintenance Test	73
10.	ASSIGNMENT		74
11.	ILLEGALITY, INCREASED COST, NON-AVAILABILITY, ETC.		74
	11.1	Illegality	74
	11.2	Increased Costs	75
	11.3	Market disruption	76
	11.4	Notification of market disruption	76
	11.5	Alternative rate of interest during market disruption	76
	11.6	Lender's Certificate Conclusive	76
	11.7	Compensation for Losses	76
	11.8	[Reserved]	76
12.	CURRENCY INDEMNITY		76
	12.1	Currency Conversion	76
	12.2	Change in Exchange Rate	77
	12.3	Additional Debt Due	77
	12.4	Rate of Exchange	77
13.	FEES AND EXPENSES		77
	13.1	Fees	77
	13.2	Expenses	77
14.	THE FACILITY AGENT AND SECURITY TRUSTEE		77
	14.1	Appointment of Facility Agent	77
	14.2	Appointment of Security Trustee	78

	14.3	Distribution of Payments	78
	14.4	Holder of Interest in Note	78
	14.5	No Duty to Examine, Etc.	78
	14.6	Facility Agent and Security Trustee as Lender or Hedging Bank	78
	14.7	Acts of the Facility Agent and Security Trustee	78
	14.8	Certain Amendments	80
	14.9	Assumption re Event of Default	80
	14.10	Limitations of Liability	80
	14.11	Indemnification of the Facility Agent and Security Trustee	81
	14.12	Consultation with Counsel	81
	14.13	Resignation	81
	14.14	Representations of Lenders	81
	14.15	Notification of Event of Default	81
	14.16	No Other Duties	81
	14.17	Erroneous Payments	82
15.	APPLICABLE LAW, JURISDICTION AND WAIVER		83
	15.1	Applicable Law	83
	15.2	Jurisdiction	83
	15.3	WAIVER OF JURY TRIAL	83
16.	NOTICES AND DEMANDS		84
17.	MISCELLANEOUS		84
	17.1	Time of Essence	84
	17.2	Unenforceable, etc., Provisions–Effect	84
	17.3	References	84
	17.4	Further Assurances	85
	17.5	Prior Agreements, Merger	85
	17.6	Entire Agreement; Amendments	85
	17.7	Facility Agent to Maintain Register	85
	17.8	Assumption re Event of Default	85
	17.9	Indemnification	86
	17.10	USA Patriot Act Notice; OFAC and Bank Secrecy Act	86
	17.11	Headings	86
	17.12	WAIVER OF IMMUNITY	87
	17.13	Acknowledgement and Consent to Bail-In of Affected Financial Institutions.	87
	17.14	Publication	87
	17.15	Confidentiality	87
	17.16	Specified Transactions	88

18.	GUARANTY AND INDEMNITY		89
	18.1	Guarantee and Indemnity	89
	18.2	Continuing Guarantee	89
	18.3	Reinstatement	89
	18.4	Waiver of Defenses	90
	18.5	Other Waivers	90
	18.6	Acknowledgment of Benefits	91
	18.7	Immediate Recourse	91
	18.8	Appropriations	91
	18.9	Deferral of Guarantors’ Rights	91
	18.10	Additional Security	92
	18.11	Independent Obligations	92
	18.12	Limitation of Liability	92

EXHIBITS

A-1	Form of Note (Tranche A)
A-2	Form of Note (Tranche B)
B	Form of Compliance Certificate
C	Form of Drawdown Notice
D	Form of Norwegian Mortgage
E	Form of Earnings Assignment
F	[Reserved]
G	Form of Insurances Assignment
H	Form of Credit Support Share Charge
I	Form of Guarantor Share Pledge
J	Form of Borrower Share Pledge
K	Form of Assignment and Assumption Agreement

SCHEDULES

1	Lenders and Commitments
2	Security Vessel Owner and Credit Support Vessel Owner
3	Security Vessels and Credit Support Vessels
9.1(p)	Required Insurances
17.16	Specified Transactions

CREDIT AGREEMENT

THIS CREDIT AGREEMENT is made as of the 30th day of June, 2023, by and among (1) TDW International Vessels (Unrestricted), LLC, a Delaware limited liability company (the “Borrower”), (2) Tidewater Inc., a corporation incorporated and existing under the laws of the State of Delaware, as parent guarantor (the “Parent Guarantor”), (3) the banks and financial institutions listed on Schedule 1, as lenders (the “Original Lenders” and together with any bank or financial institution which becomes a Lender pursuant to Section 10 hereof, the “Lenders”), and (4) DNB Bank ASA, New York Branch (“DNB”), as facility agent for the Lenders (in such capacity, the “Facility Agent”) and as security trustee for the Secured Creditors (in such capacity, the “Security Trustee”).

WITNESSETH THAT:

WHEREAS, subject to the terms and conditions of this Agreement, the Lenders have agreed to make available to the Borrower a senior secured term loan in the aggregate principal amount of Three Hundred Twenty-Five Million Dollars (US$325,000,000.00) to, among other things, partially finance the purchase price of the Security Vessels.

NOW, THEREFORE, in consideration of the premises and of the covenants herein contained, the parties hereto agree as follows:

1.             DEFINITIONS.

1.1           Specific Definitions. In this Agreement the words and expressions specified below shall, except where the context otherwise requires, have the meanings attributed to them below:

“ABR”	means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, and (b) the Federal Funds Rate in effect on such day plus 0.50%, and (c) 1.00%. Any change in the ABR due to a change in the Prime Rate or the Federal Funds Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Rate, respectively;

“Acceptable Replacement Manager”

means any Person that satisfies the following conditions:

(a) is a professional manager that manages or operates a fleet of at least ten (10) Vessels;

(b) has a management team and workforce that, in either case, is experienced in the business of operating vessels of a similar type to the applicable Vessel, in a comparable jurisdiction to the applicable Vessel and has been employed in the same or substantially the same industry as the applicable Vessel; and

(c) is capable of performing the daily operations related to the applicable Vessel as performed by the existing Approved Manager for such Vessel;

provided that any Acceptable Replacement Manager must also (i) satisfy any applicable and necessary “know your customer” requirements of the Creditors that have been reasonably requested and (ii) provide an Approved Manager’s Undertaking or Insurance Subordination Undertaking, to the extent applicable;

“Acquired Debt”	means with respect to any specified Person, (a) Financial Indebtedness of any other Person existing at the time it is merged with or into or became a Subsidiary of such specified Person; or (b) Financial Indebtedness secured by a Lien encumbering any asset acquired by such specified Person; provided that, in each case, such Financial Indebtedness was not incurred in connection with, or in contemplation of, such Person merging with or into or becoming a Subsidiary of such Person, or such encumbered asset being acquired by such Person;

“Acquisition Agreement”	means that certain Agreement for the Sale and Purchase of Vessels, Charter Parties and other Assets dated March 7, 2023, and made by and among the Borrower, the Parent Guarantor, and the sellers party thereto, as amended, modified or supplemented from time to time (including by that certain Side Letter dated June 20, 2023);

“Affected Financial Institution”	means (a) any EEA Financial Institution or (b) any other financial institution;
“Affiliate(s)”	means, with respect to a specified Person, another Person that directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as applied to any Person means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of that Person whether through ownership of voting securities or by contract or otherwise;

“Aggregate Security Vessel Value”	means, at any time of determination, the sum (without duplication) of (a) the aggregate of the Fair Market Values of the Security Vessels, and (b) all cash collateral pledged pursuant to Section 9.4;

“Aggregate Vessel Value”	means, at any time of determination, the sum (without duplication) of (a) the aggregate of the Fair Market Values of the Security Vessels and the Credit Support Vessels at such time, and (b) all cash collateral pledged pursuant to Section 9.4;

“Agreement”	means this Credit Agreement, as modified, supplemented, amended or restated from time to time;

“Annex VI”	means Annex VI to the International Convention for the Prevention of Pollution from Ships 1973 (as modified in 1978 and 1997) entitled Regulations for the Prevention of Air Pollution from Ships;

“Applicable Rate”	means any rate of interest applicable to the Loan from time to time pursuant to Section 6.1;

“Approved Broker”	means Pareto, Clarksons, Fearnleys, Dufour, Laskay & Strouse, Inc. – DLS Marine Survey and Appraisal, VesselsValue and any other broker reasonably approved by the Facility Agent;

“Approved Flag Jurisdiction”	means Norway (either registry), Cyprus, Vanuatu, Mexico, Indonesia, Singapore, Isle of Man, Argentina, Brazil, the United Kingdom or any other jurisdiction reasonably acceptable to the Facility Agent (with the consent of the Majority Lenders);

“Approved Lender List”	means that certain approved lender list agreed to by the Borrower and the Lenders prior to the date hereof, a copy of which is retained by the Facility Agent;

“Approved Management Agreement”	means, in respect of a Security Vessel, a ship management agreement and/or crewman agreement entered into with an Approved Manager regarding the management of that Security Vessel;

“Approved Manager”	means, in respect of a Security Vessel, (a) the Parent Guarantor, (b) an Affiliate of the Parent Guarantor, (c) the manager set forth on Schedule 3 with respect to such Security Vessel or (d) any Acceptable Replacement Manager, in each case in its capacity as the manager of such Security Vessel;

“Approved Manager’s Undertaking”	means an undertaking from each Approved Manager that is a member of the Group, subordinating its claims to the Secured Obligations, in form and substance reasonably satisfactory to the Facility Agent;

“Assignment and Assumption Agreement”	means any Assignment and Assumption Agreement executed pursuant to Section 10 substantially in the form set out in Exhibit K;

“Availability Period”	means the period commencing on the Effective Date and ending five (5) Banking Days thereafter;

“Available Tenor”	means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 6.4(d);

“Bail-In Action”	means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution;

“Bail-In Legislation”	means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings);

“Banking Day(s)”	means day(s) on which banks are open for the transaction of business in Oslo, Norway, Houston, Texas and New York, New York;

“Benchmark”	means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 6.4(a);

“Benchmark Replacement”

means with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Facility Agent for the applicable Benchmark Replacement Date:

(a)      Daily Simple SOFR; or

(b)      the sum of: (i) the alternate benchmark rate that has been selected by the Facility Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents;

“Benchmark Replacement Adjustment”	means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Facility Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities;

“Benchmark Replacement Date”

means a date and time determined by the Facility Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:

(c)        in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(d)        in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative or non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof);

“Benchmark Transition Event”

means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)        a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)        a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)        a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof);

“Benchmark Unavailability Period”	means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 6.4 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 6.4;

“Benefit Plan”

means any “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, which is or within the past six years was sponsored, maintained or contributed to by, or required to be contributed to by, the Borrower or any of its Subsidiaries or, in the case of any such plan subject to ERISA, any ERISA Affiliate, or in respect of which the Borrower or any of its Subsidiaries or, in the case of any such plan subject to ERISA, any ERISA Affiliate could have any liability;

“Bonds”	means the bonds issued and outstanding pursuant to the Bond Terms and any other secured or unsecured bonds issued and outstanding (a) that do not have a stated maturity date prior to the date that is one (1) month after the Final Payment Date), and (b) whose terms do not otherwise violate any provision of this Agreement;

“Bond Terms”	means the bond terms dated November 16, 2021 for 8.5% senior secured USD 200,000,000 bonds with maturity date of November 15, 2026 by, among others, the Parent Guarantor, as issuer, and Nordic Trustee AS, as bond trustee, as the same may be amended, restated, refinanced, supplemented or otherwise modified from time to time;

“Bookrunner”	means DNB Markets, Inc., in its capacity as bookrunner;

“Borrower”	shall have the meaning ascribed thereto in the preamble;

“Borrower Share Pledge”	means a pledge of all of the Equity Interests of the Borrower by the relevant Pledgor in favor of the Security Trustee, in substantially the form of Exhibit J, or any other form approved by the Facility Agent;

“Cash Equivalents”	means, as of any date of determination, with respect to the Parent Guarantor and its Subsidiaries taken together, all "cash equivalents" as defined under GAAP;

“Change of Control”

means the occurrence of any act, event or circumstances which results in:

(a)        any Person or group of Persons acting in concert gains Decisive Influence over the Parent Guarantor;

(b)        the Borrower ceasing to be 100% owned and controlled (as such term is defined in the definition of Affiliate) by the Parent Guarantor;

(c)        the ordinary shares of the Parent Guarantor are delisted from the New York Stock Exchange (or any successor of the New York Stock Exchange) without simultaneously being listed on another internationally recognized stock exchange;

“Change in Law”	means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued;

“Classification Society”	means, with respect to any Vessel, a member of the International Association of Classification Societies with whom such Security Vessel is entered and who conducts periodic physical surveys and/or inspections of such Security Vessel;

“Code”	means the Internal Revenue Code of 1986, as amended;

“Collateral”	means all property or other assets, real or personal, tangible or intangible, whether now owned or hereafter acquired in which the Secured Creditors have been or were intended to have been granted a security interest pursuant to a Security Document;

“Commitment”	means in relation to a Lender, the portion of each Tranche set out opposite its name in Schedule 1 or, as the case may be, in any relevant Assignment and Assumption Agreement;

“Commodity Exchange Act”	means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute;

“Compliance Certificate”	means a certificate certifying the compliance with the Financial Covenants contained herein and showing the calculations thereof in reasonable detail, delivered by the Parent Guarantor to the Facility Agent from time to time pursuant to Section 9.1(a) in the form set out in Exhibit B or in such other form as the Facility Agent (with the consent of the Majority Lenders, which consent shall not be unreasonably withheld, conditioned or delayed) may agree;

“Conforming Changes”	means, with respect to the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Banking Day,” the definition of “U.S. Government Securities Banking Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 6.4 and other technical, administrative or operational matters) that the Facility Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Facility Agent in a manner substantially consistent with market practice (or, if the Facility Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Facility Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Facility Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents);

“Connection Income Taxes”	means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes;

“Consolidated Cash”	means, for any date, the sum of all cash on hand and Cash Equivalents of the Group at the close of business on such date;

“Consolidated Interest Expense”	shall mean, for any Relevant Period, on a consolidated basis, the aggregate interest expense, as determined in accordance with GAAP, of the Parent Guarantor and its Subsidiaries during the Relevant Period, less interest income received by the Parent Guarantor during the Relevant Period; provided that Consolidated Interest Expense does not include (x) up-front or financing fees (including any amortization thereof), transaction costs, commissions, expenses, premiums or charges or (y) costs associated with obtaining, or breakage costs in respect of, Hedging Agreements;

“Consolidated Net Income”

means, for any period, for the Group on a consolidated basis, net income (excluding extraordinary items), all as determined in accordance with GAAP, provided that:

(i)      net income shall be calculated without giving effect to the cumulative effect of a change in accounting principle;

(ii)     net income of any Person that is accounted for by the equity method of accounting will be included, but only to the extent of the amount of Distributions paid in cash during the calculation period to the Borrower or any Subsidiary thereof; and

(iii)    net losses of any Person that is accounted for by the equity method of accounting will be included, but only to the extent of the value of any contributions to capital (in cash or in the form of other assets) made to such Person by the Borrower or a Subsidiary thereof;

“Credit Support Parent”	means TDW International Unrestricted, Inc., a Cayman Islands exempted company incorporated with limited liability;

“Credit Support Parties”	means the Credit Support Parent, the Credit Support Vessel Owner and any other Subsidiary of the Credit Support Parent that directly or indirectly holds the Equity Interests of the Credit Support Vessel Owner, in each case as listed on Schedule 2 as of the date hereof;

“Credit Support Pledgor”	means Tidewater Venture, Inc., a corporation incorporated and existing under the laws of the State of Delaware;

“Credit Support Share Charge”	a charge over 66% of the Equity Interests in the Credit Support Parent by the Credit Support Pledgor, in substantially the form of Exhibit H, or any other form reasonably approved by the Facility Agent;

“Credit Support Vessel Owner”	means Tidewater Offshore Operations (Pte) Ltd., a Singapore limited company;

“Credit Support Vessels”	means (a) on the Effective Date, those certain Vessels listed on Schedule 3 under the heading “Credit Support Vessels”, and (b) from and after the Effective Date, those Vessels from time to time owned by the Credit Support Vessel Owner that the Borrower, in its sole discretion, designates as a Credit Support Vessel by written notice to the Facility Agent;

“Creditors”	means the Bookrunner, the Mandated Lead Arranger, the ECA Coordinator, the Facility Agent, the Security Trustee and the Lenders;

“Daily Simple SOFR”	means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Facility Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that if the Facility Agent decides that any such convention is not administratively feasible for the Facility Agent, then the Facility Agent may establish another convention in its reasonable discretion; provided that if Daily Simple SOFR as so determined shall ever be less than the Floor, then Daily Simple SOFR shall be deemed to be the Floor;

“Debtor Relief Laws”	means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect;

“Decisive Influence”

means a Person having, as a result of an agreement or through the ownership of shares or interests in another Person (directly or indirectly):

(a)   a majority of the voting rights in that other Person; or

(b)   a right to elect or remove a majority or more of the members of the board of directors of that other Person;

“Default”	means any event that would, with the giving of notice or passage of time, or both, constitute an Event of Default;

“Default Rate”	shall have the meaning ascribed thereto in Section 6.2;

“Defaulting Lender”	means any Lender that (a) has failed to (i) fund all or part of its portion of the Loan within two (2) Banking Days of the date the Loan was required to be funded hereunder unless such Lender notifies the Facility Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Facility Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Banking Days of the date when due, (b) has notified the Borrower or the Facility Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund its portion of the Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Banking Days after written request by the Facility Agent or the Borrower to confirm in writing to the Facility Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Facility Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation, or any other state or federal regulatory authority acting in such a capacity. Notwithstanding anything herein to the contrary, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Facility Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Borrower and each Lender;

“Disposal”	means the sale, transfer, license, lease or other disposition of any property by any Person (including any sale and leaseback transaction and any issuance of Equity Interests by a Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith;

“Distribution”	means, in respect of the relevant entity (a) any declaration, making or payment of any dividend or other distribution on or in respect of any of its Equity Interests, (b) any redemption, repurchase, defeasance, retirement or repayment of its share capital and (c) any prepayment or repayment of any Subordinated Parent Loan or Subordinated Liabilities or any payment of any interest, fee, charge or premium accrued in respect thereof (other than through adding such amounts to the principal amount);

“DNB”	shall have the meaning ascribed thereto in the preamble;

“DOC”	means a document of compliance issued to an Approved Manager in accordance with rule 13 of the ISM Code;

“Dollars” and the sign “$”	means the legal currency, at any relevant time hereunder, of the United States of America and, in relation to all payments hereunder, in same day funds settled through the New York Clearing House Interbank Payments System (or such other Dollar funds as may be determined by the Facility Agent to be customary for the settlement in New York City of banking transactions of the type herein involved);

“Drawdown Date”	means the date during the Availability Period on which the Loan is made available to the Borrower pursuant to Section 3.2;

“Drawdown Notice”	shall have the meaning ascribed thereto in Section 3.3;

“Earnings”	means, in relation to a Security Vessel, all moneys whatsoever which are now, or later become, payable (actually or contingently) to a Security Vessel Owner or the Security Trustee and which arise out of the use or operation of that Security Vessel, including (but not limited to): (i) all moneys and claims for moneys due and to become due thereto, whether as charter hire, freights, passage moneys, proceeds of off-hire and loss of hire insurances, indemnities, payments or otherwise, under, and all claims for damages arising out of any breach of, any bareboat, time or voyage charter, contract of affreightment or other contract for the use or employment of that Security Vessel (including, without limitation, the Internal Bareboat Charter Arrangements), (ii) all remuneration for salvage and towage services, demurrage and detention moneys and any other moneys whatsoever due or to become due to the Security Vessel Owner arising from the use or employment of that Security Vessel, (iii) all moneys and claims for moneys due and to become due to the Security Vessel Owner, and all claims for damages and any other compensation payable, in respect of the actual or constructive total loss of or the requisition for title or for hire or other compulsory acquisition of that Security Vessel; but, notwithstanding the foregoing, “Earnings” shall not include without duplication, (i) any proceeds of Permitted Indebtedness received by any Vessel Owner and (ii) equity contributions made to such Security Vessel Owner;

“Earnings Assignment”	means, with respect to a Security Vessel, the assignments (or fleet assignment, as applicable) by each Security Vessel Owner of the Earnings in respect of a Security Vessel in favor of the Security Trustee, substantially in the form set out in Exhibit E, or any other form reasonably approved by the Facility Agent;

“EBITDA”

means, for any Relevant Period, for the Parent Guarantor and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income:

(i)      plus, without duplication the following to the extent deducted in calculating such Consolidated Net Income:

(a)     any interest expense as determined in accordance with GAAP;

(b)     any non-cash charges relating to any premium or penalty paid, write off of deferred finance costs or other charges in connection with redeeming or retiring any Financial Indebtedness prior to its stated maturity;

(c)     the provision for direct and indirect Federal, state, local and foreign income tax expense of the Parent Guarantor or any Subsidiary thereof (including, for the avoidance of doubt, withholding tax expense on any bareboat charter), net of any Federal, state, local and foreign income tax credits;

(d)     depreciation and amortization expense (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and non-cash equity based compensation expense (or any revaluation of compensation paid in equity), including expensing of stock options and other equity compensation grants;

(e)     net non-cash losses realized on the disposition of property of any Group Company;

(f)      unrealized losses resulting from mark to market accounting for hedging activities and related derivatives (if any), including, without limitation those resulting from the application of FASB ASC 815;

(g)     unrealized non-cash losses resulting from foreign currency balance sheet adjustments required by GAAP;

(h)     impairment and other non-cash items other than write downs of current assets of the Borrower or any Group Company for such period;

(i)      other extraordinary, unusual or non-recurring expenses of the Parent Guarantor or any Subsidiary thereof reducing such Consolidated Net Income, but limited to 10% of EBITDA in such Relevant Period;

(j)      any fees, costs and expenses incurred in connection with the negotiation and execution and/or modification or refinancing of Financial Indebtedness;

(k)     fees, expenses, or restructuring charges (including, without limitation, professional fees, severance costs, retention bonuses and management and operational transition fees and expenses), related to a (i) reduction in force or (ii) business acquisition or a business disposition, whether effected by merger, consolidation, asset sale, share acquisition or otherwise (including, for the avoidance of doubt, any disposition, or acquisition from a Person that is not a manufacturer thereof, of one or more Vessels in a single transaction or series of related transactions);

(ii)     minus, without duplication the following to the extent included in calculating such Consolidated Net Income:

(a)       any interest income as determined in accordance with GAAP;

(b)       any reversal of any depreciation and amortization expense (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and any appreciation of any asset;

(c)       Federal, state, local and foreign income tax credits;

(d)       net non-cash gains realized on the disposition of property of any Group Company;

(e)       unrealized non-cash gains resulting from foreign currency balance sheet adjustments required by GAAP;

(f)        unrealized gains resulting from mark to market accounting for hedging activities, including, without limitation, those resulting from the application of FASB ASC 815;

(g)       reversal of any impairment for such period; and

(h)       other extraordinary, unusual or non-recurring income of the Parent Guarantor or any Subsidiary thereof increasing such Consolidated Net Income, but limited to 10% of EBITDA in such Relevant Period;

“ECA Coordinator”	means DNB, in its capacity as ECA Coordinator;

“EEA Financial Institution”	means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.;

“EEA Member Country”	means any of the member states of the European Union, Iceland, Liechtenstein, and Norway;

“EEA Resolution Authority”	means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution;

“Effective Date”	means the day and year first written above;

“Eksfin”	means Eksportfinansiering Norge;

“Enforcement Event”	means (a) the enforcement, including the sale, of any Collateral pursuant to the terms of the Loan Documents by the Creditors or (b) any proceedings under any Debtor Relief Laws in respect of the Security Parties, in each case after an Event of Default has occurred and is continuing;

“Environmental Affiliate(s)”	means any Person, the liability of which for Environmental Claims any of the Loan Parties or a Subsidiary of any of the Loan Parties may have assumed by contract or operation of law;

“Environmental Approval(s)”	shall have the meaning ascribed thereto in Section 2.1(p);

“Environmental Claim(s)”	shall have the meaning ascribed thereto in Section 2.1(p);

“Environmental Law(s)”	shall have the meaning ascribed thereto in Section 2.1(p);

“Equity”	means Total Assets less Total Liabilities;

“Equity Interest”	means shares of capital stock (including, without limitation, shares in a Cayman Islands exempted company), partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest; provided, however, that, for the avoidance of doubt, any Financial Indebtedness of the Parent Guarantor which by its terms may be converted into Equity Interests of the Parent Guarantor shall not constitute an “Equity Interest” prior to the consummation of such conversion;

“Equity Ratio”	means Equity over Total Assets;

“ERISA”	means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute and any regulation promulgated thereunder;

“ERISA Affiliate”	means a trade or business (whether or not incorporated) that, together with any Loan Party or any of their Subsidiaries, would be deemed a single employer under Section 414 of the Code or a member of a “controlled group” under Section 4001 of ERISA;

“ERISA Funding Event”	means (i) any failure by any Plan to satisfy the minimum funding standards (for purposes of Section 412 of the Code or Section 302 of ERISA), whether or not waived; (ii) the filing pursuant to Section 412 of the Code or Section 303 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (iii) the failure by the Borrower or any of its Subsidiaries or any ERISA Affiliate to make any required contribution to a Multiemployer Plan; (iv) a determination that any Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430(i) of the Code); (v) the incurrence by the Borrower or any of its Subsidiaries or any ERISA Affiliate of, or the receipt by the Borrower or any of its Subsidiaries or any ERISA Affiliate of any notice, or the receipt by any Plan or Multiemployer Plan from the Borrower or any of its Subsidiaries or any ERISA Affiliate of any notice, concerning the imposition of, any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (vi) a determination that a Multiemployer Plan is, or is expected to be, insolvent within the meaning of Section 4245 of ERISA, or in endangered status within the meaning of Section 432 of the Code or Section 305 of ERISA;

“ERISA Termination Event”	means (i) a “reportable event”, as such term is defined in Section 4043 of ERISA (other than a “reportable event” for which the 30-day notice requirement to the PBGC has been waived) with respect to any Plan or Multiemployer Plan, (ii) the imposition of any lien under Section 430(k) of the Code or any other lien in favor of the PBGC or any Plan or Multiemployer Plan on any asset of the Borrower or any of its Subsidiaries or any ERISA Affiliate; (iii) the receipt by the Borrower or any of its Subsidiaries or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Multiemployer Plan or to appoint a trustee to administer any Plan or Multiemployer Plan under Section 4042 of ERISA; (iv) the receipt by the Borrower or any of its Subsidiaries or any ERISA Affiliate of any notice that a Multiemployer Plan is in critical status within the meaning of Section 432 of the Code or Section 305 of ERISA; (v) the filing of a notice of intent to terminate a Plan under Section 4041 of ERISA or the termination or the treatment of a Multiemployer Plan amendment as a termination under Section 4041A of ERISA; (vi) the incurrence by the Borrower or any of its Subsidiaries or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; or (vii) the occurrence of any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan;

“EU Bail-In Legislation Schedule”	means the document described as such and published by the Loan Market Association (or any successor Person) from time to time;

“Event(s) of Default”	means any of the events set out in Section 8.1;

“Excluded Hedging Obligations”	shall mean, with respect to any Guarantor, any Hedging Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Hedging Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of (a) such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder or (b) in the case of a Hedging Obligation subject to a clearing requirement pursuant to Section 2(h) of the Commodity Exchange Act (or any successor provision thereto), because such Guarantor is a “financial entity,” as defined in Section 2(h)(7)(C)(i) of the Commodity Exchange Act (or any successor provision thereto), in each case at the time the guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Hedging Obligation, unless otherwise agreed between the Facility Agent and the Borrower. If a Hedging Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Hedging Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal;

“Excluded Taxes”	means any of the following Taxes imposed on or with respect to a Creditor or required to be withheld or deducted from a payment to a Creditor, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes in each case, (i) imposed as a result of such Creditor being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in such Loan or Commitment or (ii) such Lender changes its lending office, (c) Taxes attributable to such Creditor’s failure to comply with Section 7.1(c) and (d) any withholding Taxes imposed under FATCA;

“Facility Agent”	shall have the meaning ascribed thereto in the preamble;

“Fair Market Value”

means, with respect to a Vessel, the fair market value of the such Vessel determined as follows:

(a)   the valuation of such Vessel obtained from an Approved Broker selected by the Borrower, made on the basis of a sale for prompt delivery for cash at arm’s length on normal commercial terms as between a willing seller and willing buyer, on an “as is where is” basis, free of any existing charters or other contracts for employment. For the avoidance of doubt, such valuation may be a “desk appraisal”;

(b)   at the expense of the Borrower except as otherwise set forth in Section 9.1(e); and

(c)   as at a date not more than thirty (30) days prior to the as-of date of such appraisal required to be delivered pursuant to Section 9.1(e);

“FASB ASC 815”	means Financial Accounting Standards Board Accounting Standards Codification Topic 815, Derivatives and Hedging;

“FASB ASC 842”	means Financial Accounting Standards Board Accounting Standards Codification Topic 842, Leases;

“FATCA”	means (a) Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, (b) any agreements entered into pursuant to Section 1471(b)(1) of the Code and (c) any applicable treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an applicable intergovernmental agreement between the U.S. and any other jurisdiction which (in either case) facilitates the implementation of the preceding clauses (a) and (b);

“FCPA”	means the Foreign Corrupt Practices Act of 1977, as amended;

“Federal Funds Rate”	means, for any day, the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Banking Day by the Federal Reserve Bank of New York as the Federal funds effective rate and (b) the Floor;

“Fee Letter”	means any letter or letters between any of the Secured Creditors (or any of its Affiliates) and any Loan Party setting out any of the fees payable by such Loan Party in connection with the Loan contemplated by this Agreement;

“Finance Lease Obligations”	means, at the time any determination thereof is to be made, the amount of the liability in respect of a finance lease that would at such time be required to be recorded on the balance sheet as a liability in accordance with GAAP, provided that amounts required to be recorded as liabilities, with respect to operating leases on the balance sheet in accordance with FASB ASC 842 shall not constitute “Finance Lease Obligations”;

“Financial Covenants”	mean the financial covenants set forth in Section 9.3(a);

“Financial Indebtedness”

means any indebtedness in respect of:

(a)     moneys borrowed and debit balances at banks or other financial institutions;

(b)     any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)     any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)     the amount of any liability in respect of any Finance Lease Obligations;

(e)     receivables sold or discounted (other than any receivables to the extent they are disposed of in a true sale provided that the requirements for true sale treatment under GAAP are met);

(f)      any derivative transaction entered into and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount shall be taken into account);

(g)     any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of an underlying liability of a Person which is not a Group Company which liability would fall within one of the other paragraphs of this definition;

(h)     any amount raised by the issue of redeemable Equity Interests which are redeemable (other than at the option of the Borrower) before the Maturity Date or are otherwise classified as borrowings under GAAP;

(i)      any amount of any liability under an advance or deferred purchase agreement, if (a) the primary reason behind entering into the agreement is to raise finance and such agreement does not pertain to ordinary course of business trade payables due within less than 180 days after the date of supply, or (b) the agreement is in respect of the supply of assets or services and payment is due more than 180 calendar days after the date of supply;

(j)      any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of indebtedness for borrowed money (but excluding (for the avoidance of doubt) any accruals with respect to operating leases to the extent required to be recorded as liabilities in accordance with ASC 842) or otherwise being classified as a indebtedness for borrowed money under GAAP; and

(k)     without double counting, the amount of any liability in respect of any guarantee for any of the items referred to in paragraphs (a) to (j);

“Financial Support”	means any loans of money, guarantees, Liens securing obligations of another Person or other financial assistance (whether actual or contingent);

“Final Payment Date”	means the date which is three (3) years after the Drawdown Date (provided that if such date is not a Banking Day, the Final Payment Date shall be the Banking Day immediately preceding such date);

“Floor”	means a rate of interest equal to 0% per annum;

“Foreign Plan”	means an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is excluded from coverage under ERISA by Section 4(b)(4) thereof and is maintained or contributed to by the Borrower, each Guarantor or any of their Subsidiaries or for which the Borrower, each Guarantor or any of their Subsidiaries has any liability;

“Foreign Termination Event”	means the occurrence of an event with respect to the funding or maintenance of a Foreign Plan, that could reasonably be expected to result in an impairment of the Collateral;

“Foreign Underfunding”	means the excess, if any, of the accrued benefit obligations of a Foreign Plan (based on those assumptions used to fund that Foreign Plan or, if that Foreign Plan is unfunded, based on those assumptions used for financial accounting statement purposes or, if accrued benefit obligations are not calculated for financial accounting purposes, based on such reasonable assumptions as may be approved by the Borrower’s independent auditors for these purposes) over the assets of such Foreign Plan;

“Free Liquidity”	means the balance of the freely available and unrestricted Consolidated Cash of the relevant Group Companies as defined in accordance with GAAP including undrawn and available amounts under the Revolving Facility, in each case for as long as there is no Lien over that Consolidated Cash except for any Liens constituted by a netting or set-off arrangement entered into by members of the Group in the ordinary course of their banking arrangements;

“GAAP”	shall have the meaning ascribed thereto in Section 1.3;

“Governmental Authority”	means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank);

“Group” or “Group Company(ies)”	means the Parent Guarantor and its Subsidiaries from time to time;

“Guarantor Liability Cap”	shall have the meaning ascribed thereto in Section 18.1;

“Guarantor Share Pledge”	means a pledge of all of the Equity Interests of each Guarantor (other than the Parent Guarantor) in favor of the Security Trustee, in substantially the form of Exhibit I, or any other form reasonably approved by the Facility Agent;

“Guarantors”	means the Parent Guarantor and any Security Vessel Owner (excluding the Borrower);

“Hedging Agreement(s)”	means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, or other similar agreement or arrangement entered into between the Borrower with a Hedging Bank, which is designed to protect the Borrower against fluctuations in interest rates applicable under this Agreement, including but not limited to, an ISDA Master Agreement together with the Schedule thereto to be made between a Security Party and a Hedging Bank, as counterparties;

“Hedging Bank”	means any Lender or any of their respective Affiliates (or any person who at the time the respective Hedging Agreement was entered into by such person was a Lender or an Affiliate thereof);

“Hedging Obligation”	shall mean the obligations of the relevant Security Parties under or with respect to Hedging Agreements;

“IAPPC”	means a valid international air pollution prevention certificate for a Vessel issued under Annex VI;

“Indemnified Taxes”	means (a) Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under this Agreement, the Notes and the Security Documents and (b) to the extent not otherwise described in (a), Other Taxes;

“Indemnitee”	shall have the meaning ascribed thereto in Section 17.9;

“Information”	means all information received from the Loan Parties relating to any of them or any of their and their Affiliates’ respective businesses that was not otherwise available to the Facility Agent or any Lender on a non-confidential basis prior to such disclosure by the Loan Parties; provided, that, in the case of information received from the Loan Parties after the Effective Date, such information is clearly identified at the time of delivery as confidential;

“Initial Tranche B Repayment Schedule”	shall have the meaning ascribed thereto in Section 5.1;

“Initial Tranche B Repayment Schedule Conditions”	shall have the meaning ascribed thereto in Section 5.1;

“Insurances”	means, with respect to a Security Vessel, all policies and contracts of insurance, including under all entries in any Protection and Indemnity Association or Club, which are from time to time taken out in respect of the Security Vessel, the Security Vessel’s hull and machinery, and all the benefits thereof including, without limitation, all claims of whatsoever nature, as well as return premiums;

“Insurances Assignment”	means, with respect to a Security Vessel, the assignments (or fleet assignment, as applicable) by each Security Vessel Owner of the Insurances in respect of a Security Vessel in favor of the Security Trustee, substantially in the form set out in Exhibit G, or any other form approved by the Facility Agent (with the consent of the Majority Lenders, such consent not to be unreasonably withheld, conditioned or delayed);

“Insurance Subordination Undertaking”	a subordination undertaking from each Approved Manager subordinating its interest in each Security Vessel’s Insurances, in form and substance reasonably satisfactory to the Facility Agent (acting with the consent of the Majority Lenders, such consent not to be unreasonably withheld, conditioned or delayed);

“Interest Coverage Ratio”	means the ratio of (a) EBITDA to (b) Consolidated Interest Expense;

“Interest Period”	means each one (1), three (3) or six (6) month period commencing on the Drawdown Date or the last day of the preceding Interest Period, as applicable; provided, however, in each case, that each such Interest Period (if such Interest Period is a whole number of months) which commences on the last Banking Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Banking Day of the appropriate subsequent calendar month;

“Internal Bareboat Charter Arrangements”	means (a) the bareboat charter arrangements relating to Security Vessels between the Security Vessel Owners and Tidewater Marine UK Ltd., (b) the bareboat charter arrangements relating to Security Vessels between the Security Vessel Owners and Tidewater Rederi AS and (c) any other bareboat charter arrangement entered into from time to time between a Security Vessel Owner and a Subsidiary of the Parent Guarantor;

“Inventory of Hazardous Materials”	shall have the meaning ascribed thereto in Resolution MEPC.269(68) of the International Maritime Organization;

“IRS”	means the United States Internal Revenue Service;

“ISM Code”	means the International Safety Management Code for the Safe Operating of Ships and for Pollution Prevention constituted pursuant to Resolution A.741(18) of the International Maritime Organization and incorporated into the Safety of Life at Sea Convention and includes any amendments or extensions thereto and any regulation issued pursuant thereto;

“ISPS Code”	means the International Ship and Port Facility Code adopted by the International Maritime Organization at a conference in December 2002, and amending the Safety of Life at Sea Convention and includes any amendments or extensions thereto and any regulation issued pursuant thereto;

“ISSC”	means the International Ship Security Certificate issued pursuant to the ISPS Code“

“Laws”	means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law;

“Lenders”	shall have the meaning ascribed thereto in the preamble;

“Lien”	means any mortgage, charge, deed of trust, pledge, lien, security assignment or other security interest securing any obligation of any Person or any other agreement or arrangement having a similar effect;

“Loan”	means the senior secured term loan in an aggregate amount of Three Hundred Twenty-Five Million Dollars ($325,000,000), or if less, the principal amount outstanding from time to time, made or to be made available by the Lenders to the Borrower pursuant to Section 3 hereof;

“Loan Document(s)”	means this Agreement, the Notes, the Security Documents, any Subordination Agreement, each Insurance Subordination Undertaking, any Fee Letter and any other document designated as such by the Facility Agent and the Borrower;

“Loan Party”	means each of the Borrower and the Guarantors;
“Majority Lenders”	means the Lenders, at the time of determination, holding an aggregate of more than 66 2/3% of the Commitments (which shall include no fewer than two Lenders unless there is only one Lender), or after the Drawdown Date, the Loan then outstanding; provided that, if any Lender (or Affiliate of a Lender) is a Defaulting Lender, its Commitments shall not be included in the calculation of “Majority Lenders”;

“Majority Tranche A Lenders”	means the Lenders, at the time of determination, holding an aggregate of more than 66 2/3% of the Commitments in respect of Tranche A, or after the Drawdown Date, Tranche A then outstanding; provided that, if any Lender (or Affiliate of a Lender) is a Defaulting Lender, its Commitments shall not be included in the calculation of “Majority Tranche A Lenders”;

“Majority Tranche B Lenders”	means the Lenders, at the time of determination, holding an aggregate of more than 66 2/3% of the Commitments in respect of Tranche B, or after the Drawdown Date, Tranche B then outstanding; provided that, if any Lender (or Affiliate of a Lender) is a Defaulting Lender, its Commitments shall not be included in the calculation of “Majority Tranche B Lenders”;

“Mandated Lead Arranger”	means DNB Markets, Inc., in its capacity as mandated lead arranger;

“Mandatory Costs”	means in relation to the Loan or an unpaid sum, the rate per annum notified by any Lender to the Facility Agent to be the cost to that Lender of compliance with (a) in the case of a Lender lending from through its office in a Participating Member State, the minimum reserve requirements (or other requirements having the same or similar purpose) of the European Central Bank or any other authority or agency which replaces all or any of its functions) in respect of loans made from that office; and (b) in the case of a Lender lending through its office in the United Kingdom, the requirements of the Financial Conduct Authority (UK) and/or the Prudential Regulation Authority (UK) or, in any case, any similar institution which replaces all or any of their functions whose requirements such Lender’s office complies with;

“Margin”	means, for any day, (a) with respect to Tranche A, initially, a rate per annum equal to 5.00%, which shall increase on the dates indicated below as follows:

Number of calendar quarters following Drawdown Date	Margin per annum (Tranche A)
Four (One-year anniversary of Drawdown Date)	5.25%
Five	5.50%
Six	5.75%
Seven	6.00%
Eight (Two-year anniversary of Drawdown Date)	6.50%
Nine	7.00%
Ten	7.50%
Eleven	8.00%

(b) with respect to Tranche B, a rate per annum equal to 3.75%;

“Margin Stock”	means “margin stock” or “margin securities” as defined in Regulation T, Regulation U and Regulation X;

“Material Adverse Effect”	means a material adverse effect on (a) the ability of the Borrower to repay the Loan, or any part thereof, (b) the Loan Parties’ ability (taken as a whole) to perform and comply with their obligations under the Loan Documents; or (c) the validity or enforceability of any of the Loan Documents;

“Materials of Environmental Concern”	shall have the meaning ascribed thereto in Section 2.1(p);

“Moody’s”	means Moody’s Investors Service, Inc. and any successor thereto;

“Mortgage”	means the first preferred or first priority ship mortgage (including a deed of covenants collateral thereto, if applicable) on a Security Vessel, executed by the applicable Security Vessel Owner in favor of the Security Trustee, substantially in the form set out in Exhibit D in respect of any Security Vessel flagged in Norway, or such other first preferred or first priority ship mortgage (including a deed of covenants collateral thereto, if applicable) given in compliance with any other Approved Flag Jurisdiction;

“MTSA”	means the Maritime & Transportation Security Act, 2002, as amended, inter alia, by Public Law 107-295;

“Multiemployer Plan”	means, at any time, a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) to which the Borrower or any of its Subsidiaries or any ERISA Affiliate has any liability or obligation to contribute or has within any of the six preceding plan years had any liability or obligation to contribute;

“Net Cash Proceeds”	means, with respect to any sale or Total Loss of a Security Vessel or a Credit Support Vessel, the aggregate amount of cash or the Fair Market Value of any non-cash consideration received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of the relevant Vessel Owner, in connection therewith after deducting therefrom only (a) reasonable fees and expenses related thereto incurred by such Vessel Owner in connection therewith, (b) transfer taxes paid to any taxing authorities by such Vessel Owner or such Subsidiary in connection therewith, and (c) net income taxes to be paid in connection therewith (after taking into account any tax credits or deductions and any tax sharing arrangements), in each case, to the extent, but only to the extent, that the amounts so deducted are (i) actually paid to a Person that is not an Affiliate of such Person or any of its Subsidiaries and (ii) properly attributable to such transaction or to the asset that is the subject thereof;

“Net Interest Bearing Debt”

means at the relevant time, the aggregate amount of all obligations of the Group Companies, determined on a consolidated basis, for or in respect of interest bearing Financial Indebtedness but:

(i)     excluding any such obligations to any other Group Company;

(ii)    excluding any such obligations in respect of any Subordinated Parent Loan;

(iii)   excluding any Bonds held by the Parent Guarantor;

(iv)   excluding any indebtedness in respect of any derivative transaction;

(v)    excluding any redeemable Equity Interests which fall due (other than at the option of the Parent Guarantor) after the maturity date of the Bonds;

(vi)   including, in the case of any Finance Lease Obligations, their capitalized value; and

(vii)  deducting the aggregate amount of Consolidated Cash (except that which is subject to any Permitted Liens under the Revolving Facility or constituted by a netting or set-off arrangement entered into by a Group Company in the ordinary course of its banking arrangements, is unencumbered and freely and immediately available to be converted to such cash and applied in redemption or repayment of Financial Indebtedness), and so that no amount shall be included or excluded more than once;

“Note”	means any promissory note evidencing the Borrower’s obligation to repay each Tranche, substantially in the applicable forms attached as Exhibits A-1 and A-2;

“OFAC”	shall have the meaning ascribed thereto in Section 17.10;

“Original Lenders”	shall have the meaning ascribed thereto in the preamble;

“Other Connection Taxes”	means with respect to any Creditor, Taxes imposed as a result of a present or former connection between such Creditor and the jurisdiction imposing such Tax (other than connections arising from such Creditor having executed, delivered, become a party to, performed its obligations under received payments under received or perfected a security interest under engaged in any other transaction pursuant to or enforced this Agreement and the other Loan Documents, or sold or assigned an interest in the Loan or this Agreement and the other Loan Documents);

“Other Taxes”	means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to this Agreement and the other Loan Documents except any such Taxes that are Other Connection Taxes;

“Parent Guarantor”	shall have the meaning ascribed thereto in the preamble;

“PBGC”	means the Pension Benefit Guaranty Corporation or any successor entity thereto;

“Periodic Term SOFR Determination Day”	has the meaning specified in the definition of “Term SOFR”;

“Permitted Disposal”

means any Disposal that is:

(a)   with respect to the Parent Guarantor and Credit Support Pledgor, a disposal of any assets, property or revenues which do not constitute Collateral;

(b)   (i) among one or more Loan Parties (other than the Parent Guarantor), (ii) among one or more Credit Support Parties, or (iii) from a Credit Support Party to a Loan Party (other than the Parent Guarantor);

(c)   a Disposal by a Vessel Owner in the ordinary course of business of obsolete or worn-out property (excluding any Vessels);

(d)   the Internal Bareboat Charter Arrangements or any other chartering arrangement in respect of a Security Vessel or a Credit Support Vessel which is not otherwise prohibited by this Agreement or another Loan Document;

(e)   a Disposal of a Security Vessel, a Credit Support Vessel, in each case in compliance with Section 5.4(b), and any such Vessel’s Related Assets;

(f)    a Permitted Lien;

(g)   a Disposal of the PACIFIC RAIDER, IMO No. 9246425 by the Credit Support Vessel Owner;

(h)   permitted pursuant to Section 17.16 of this Agreement; or

(i)    to the extent constituting a Disposal, transactions required to comply with local content and/or cabotage rules, regulations or laws in any jurisdiction in which a Credit Support Vessel is flagged or operates;

“Permitted Distribution”

means:

(a)   any Distribution which satisfies the following criteria: (i) no Default or Event of Default has occurred and is continuing or would occur immediately as a result of such Distribution, and (ii) immediately after giving effect to such Distribution, the Parent Guarantor is in pro-forma compliance with the Financial Covenants

(b)   with respect to the Parent Guarantor:

(i)     repurchases or redemptions of Equity Interests or warrants (x) upon the cashless exercise of stock options settled through the issuance of new Equity Interests, (y) in satisfaction of customary indemnification and purchase price adjustment obligations owed by the relevant Pledgor or any Subsidiary thereof under business acquisition arrangements in which Equity Interests of relevant Pledgor were issued as consideration for such acquisition, or (z) out of the net cash proceeds received by the Group from a substantially concurrent (but prior) sale of Equity Interests in the relevant Pledgor made (in whole or in part) for such purpose; or

(ii)   any Distribution (x) in respect of any management equity plan, stock option plan or any other management or employee benefit plan, agreement, or trust, or (y) for any other purpose (whether or not related to any of the foregoing), provided that the aggregate amount for Distributions pursuant to this clause (ii) shall not exceed $5,000,000 per financial year;

(c)   any Distribution by a Security Party (other than the Borrower and the Credit Support Parent) to the holders of its Equity Interests on a pro rata basis;

(d)   any Permitted Tax Distribution;

(e)   a one-time Distribution of up to $5,000,000 from the Credit Support Vessel Owner to the Borrower for application to Australian tax liabilities and (ii) a one-time Distribution by the Borrower of a refund of such Australian tax liabilities received by the Borrower so long as such Distribution is contributed by the Parent Guarantor to the Credit Support Vessel Owner; or

(f)     permitted pursuant to Section 17.16 of this Agreement;

“Permitted Financial Support”

means any Financial Support:

(a)   granted under the Loan Documents;

(b)   granted in accordance with the requirements under Approved Management Agreements;

(c)   in respect of any Subordinated Liabilities and any Subordinated Parent Loan;

(d)   granted in respect of Permitted Indebtedness;

(e)   for the benefit of third parties in the ordinary course of trading or guarantees for liabilities of any Security Party which liabilities are not Financial Indebtedness; or

(f)    in respect of customary indemnification and purchase price adjustment obligations owed by any Security Party under business acquisition arrangements;

“Permitted Indebtedness”

means any Financial Indebtedness:

(a)    incurred under the Loan Documents;

(b)   incurred pursuant to daylight overdraft and similar facilities the balance of which is extinguished within two (2) Banking Days following the incurrence of Financial Indebtedness thereunder;

(c)   which constitute Subordinated Liabilities or a Subordinated Parent Loan;

(d)   incurred under any Hedging Agreement;

(e)   incurred under any existing and future importation-, bid-, payment-, surety- (other than in respect of indebtedness for borrowed money) and performance bonds, newbuilding or other guarantees and letters of credit related to the operation or employment of the Vessels owned by a Security Party in the ordinary course of business;

(f)    in respect of any Financial Indebtedness constituting Permitted Financial Support (other than pursuant to paragraph (d) of the definition thereof);

(g)   incurred in respect of any liabilities for pensions, deferred employee compensation or Tax, or in connection with the financing of insurance premiums, in each case incurred in the ordinary course of business;

(h)   not permitted by the preceding paragraphs and incurred by a Credit Support Party with an aggregate outstanding amount which does not exceed $10,000,000 (or its equivalent in other currencies) at the time of which such Financial Indebtedness is incurred; or

(i)    ordinary course intercompany balances owing among the Group, but excluding Financial Indebtedness for borrowed money with an aggregate principal amount of $10,000,000 at any time outstanding;

(j)    required to comply with local content and/or cabotage rules, regulations or laws in any jurisdiction where a Credit Support Vessel is flagged or operates, but excluding Financial Indebtedness for borrowed money;

The maximum amount of Financial Indebtedness that any Security Party may incur or maintain pursuant to this covenant will not be deemed to be exceeded, with respect to any outstanding Financial Indebtedness, due solely to the result of fluctuations in the exchange rates of currencies.

“Permitted Liens”

means any Lien:

(a)   granted under the Loan Documents;

(b)   for any netting or set-off arrangement arising in the ordinary course of banking arrangements (including, for the avoidance of doubt, consolidated cash management arrangements) for the purposes of netting debit and credit balances

(c)   with respect to the Parent Guarantor and the Credit Support Pledgor, over any assets, property or revenues which do not constitute Collateral;

(d)   for Taxes, assessments, government charges or claims not yet delinquent or which are being contested in good faith by appropriate proceedings and if a reserve or other appropriate provisions, if any, as shall be required in conformity with GAAP, shall have been made therefor;

(e)   which constitutes a Permitted Maritime Lien;

(f)    arising by operation of law or in the ordinary course of trading;

(g)   as cash or Cash Equivalents in respect of Financial Indebtedness incurred under paragraph (d) or (e) of the definition of "Permitted Indebtedness";

(h)   easements, rights-of-way, licenses, covenants, reservations, precautionary financing statement filings in connection with operating leases, restrictions and other similar charges or encumbrances not interfering in any material respect with the business of any Security Party, incurred in the ordinary course of business;

(i)    any rental deposits or other Liens in respect of any lease agreement including in relation to real property entered into by a Security Party in the ordinary course of business and on normal commercial terms;

(j)    any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a Security Party in the ordinary course of business;

(k)   Liens not otherwise permitted by the preceding paragraphs and which are attached to assets, property or revenues (other than Vessels) of the Credit Support Parties, securing obligations the aggregate amount of which does not exceed $10,000,000 at the time at which such Lien is created; or

(l)    Liens required to comply with local content and/or cabotage rules, regulations or laws in any jurisdiction where a Credit Support Vessel is flagged or operates;

“Permitted Maritime Liens”

means, with respect to any Security Vessel or Credit Support Vessel:

(a)   Liens for unpaid master’s, officer’s and crew’s wages in accordance with usual maritime practice;

(b)   Liens for salvage (including contract salvage), collision or general average, and Liens for wages of stevedores;

(c)   Liens for master’s disbursements incurred in the ordinary course of trading;

(d)   Liens arising by operation of law for not more than two (2) months’ prepaid hire under any charter or other contract of employment in relation to a Vessel not otherwise prohibited by this Agreement; or

(e)   Liens for damages arising from maritime torts which are unclaimed, or are covered by insurance and any deductible applicable thereto, or in respect of which a bond or other security has been posted on behalf of the relevant Security Vessel Owner or Credit Support Vessel Owner with the appropriate court or other tribunal to prevent the arrest or secure the release of such Vessel from arrest;

(f)    Liens that, as indicated by written admission of liability therefor by an insurance company, are covered by insurance (subject to reasonable deductibles);

(g)   Liens arising in the ordinary course of business from chartering, drydocking, maintenance, repair, refurbishment or the furnishing of supplies or bunkers to Vessels; or

(h)   any other maritime Liens arising by operation of law in the ordinary course of the operation, repair or maintenance of any Vessel;

“Permitted Tax Distribution”	means, with respect to a Person, Distributions made by such Person (or by such Person’s direct or indirect owners) to enable the direct and indirect owners of such Person to meet their respective tax liabilities in connection with the direct or indirect ownership of such Person;

“Person”	means any individual, sole proprietorship, corporation, company (including, without limitation, an exempted company) partnership (general or limited), limited liability company, business trust, bank, trust company, joint venture, association, joint stock company, trust or other unincorporated organization, whether or not a legal entity, or any government or agency or political subdivision thereof;

“Plan”	means any employee benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect to which the Borrower or any of its Subsidiaries or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA;

“Pledgors”	means (a) the Parent Guarantor and (b) the Credit Support Pledgor;

“Prime Rate”	means the greater of: (a) rate of interest per annum last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Facility Agent) or any similar release by the Federal Reserve Board (as determined by the Facility Agent) and (b) the Floor. Any change in the Prime Rate shall take effect at the opening of business on the day such change is publicly announced or quoted as being effective;

“Quarter Date”	means each March 31, June 30, September 30 and December 31 and any calendar year;

“Quarterly Installment Date”	means (a) initially, the three (3) month anniversary of the Drawdown Date and (b) thereafter, each three (3) month anniversary of the previous Quarterly Installment Date;

“Register”	shall have the meaning ascribed thereto in Section 17.7;

“Regulation T”	means Regulation T of the Board of Governors of the Federal Reserve System, as in effect from time to time;

“Regulation U”	means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time;

“Regulation X”	means Regulation X of the Board of Governors of the Federal Reserve System, as in effect from time to time;

“Reinvestment Period”	means, with respect to any applicable Credit Support Vessel, the period of one hundred eighty (180) days after the Total Loss Date or sale of such Credit Support Vessel, as applicable;

“Related Assets”	means, with respect to any Vessel, all charters, management agreements, operating agreements, equipment and other assets of any type which are required for, or incidental to, the ownership and operation of such Vessel;

“Related Party”	means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates;

“Relevant Governmental Body”	means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Relevant Period”	means each period of four financial quarters ending on the preceding Quarter Date;

“Relevant Person”	means the (a) the Loan Parties and each of their Subsidiaries, and (b) each of their directors, officers and employees;

“Required Amount”	means (a) in the case of a sale of a Security Vessel or a Credit Support Vessel, the total Net Cash Proceeds received by the applicable Security Party in respect of such Security Vessel or Credit Support Vessel, as applicable, (b) in the case of a Total Loss where insurance proceeds are received prior to the relevant prepayment date, the total net insurance proceeds received by the applicable Security Party, and (c) in the case of a Total Loss where insurance proceeds are not received prior to the relevant prepayment date under Section 5.4(b), the most recent Fair Market Value available for such Security Vessel, divided by the total Fair Market Value of all Security Vessels, multiplied by the outstanding Loan;

“Resolution Authority”	means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority;

“Restricted Party”

means a Person that is:

(a)        listed on any Sanctions List or targeted by Sanctions (whether designated by name or by reason of being included in a class of Person); or

(b)        located in or incorporated under the laws of any country or territory that is the target of comprehensive, country- or territory-wide Sanctions; or

(c)        directly or indirectly owned or controlled by, or acting on behalf, at the direction or for the benefit of, a Person referred to in (a) and/or (to the extent relevant under Sanctions) (b) above;

“Revolving Facility”	means that certain credit facility agreement providing for a super senior secured revolving credit facility dated November 16, 2021 by, among other, the Parent Guarantor as borrower, and DNB as facility agent, as may be amended, restated, refinanced (provided such refinancing thereof does not otherwise violate any provision of this Agreement), supplemented or otherwise modified from time to time;

“Sanctions”	means any applicable (to any Relevant Person and/or Secured Creditor as the context provides) laws, regulations or orders concerning any trade, economic or financial sanctions or embargoes;

“Sanctions Authority”	means the Norwegian State, the United Nations, the European Union, the Member States of the European Union, the United Kingdom, United States of America, and any of their respective legislative, executive, enforcement and/or regulatory authorities or bodies acting in connection with Sanctions;

“Sanctions List”	means (a) the lists of Sanctions designations and/or targets maintained by any Sanctions Authority and/or (b) any other Sanctions designation or target listed and/or adopted by a Sanctions Authority, in all cases, as amended, supplemented or replaced from time to time;

“Secured Creditors”	means the Bookrunner, the Mandated Lead Arranger, the ECA Coordinator, the Facility Agent, the Security Trustee, the Hedging Banks and the Lenders;

“Secured Obligations”	means (a) all present and future liabilities and obligations, both actual and contingent, at any time due, owing or incurred by any Loan Party to any of the Secured Creditors under the Loan Documents and (b) the Hedging Obligations;

“Security Document(s)”	means the Mortgages, the Earnings Assignment, the Insurances Assignment, the Borrower Share Pledge, any Guarantor Share Pledge, the Credit Support Share Charge, any Subordinated Debt Assignment and any other documents that may be executed as security for the Loan and the Borrower’s obligations in connection therewith;

“Security Parties”	means the Loan Parties, the Credit Support Parties and the Credit Support Pledgor;

“Security Trustee”	shall have the meaning ascribed thereto in the preamble;

“Security Vessel Owner(s)”	means (a) on the Effective Date, the entities identified as such on Schedule 2 under the heading “Security Vessel Owners” and (b) from and after the Effective Date, each Subsidiary of the Borrower that then owns a Security Vessel;

“Security Vessels”	means (a) on the Effective Date, those certain Vessels listed on Schedule 3 listed under the heading “Security Vessels”, and (b) from and after the Effective Date, those Vessels subject to, or required to be subject to, a Mortgage;

“Similar Law”	means any law, regulation, rule, policy or order substantially similar to ERISA and/or Section 4975 of the Code;

“SMC”	means the safety management certificate issued in respect of the Security Vessels in accordance with rule 13 of the ISM code;

“SOFR”	means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator;

“SOFR Administrator”	means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate);

“Statement of Compliance”	means a Statement of Compliance related to fuel oil consumption pursuant to regulations 6.6 and 6.7 of Annex VI;

“Subordinated Creditor”	means any member of the Group and any Loan Party;

“Subordinated Debt Assignment”	means an assignment over Subordinated Liabilities made by a Subordinated Creditor that is a Loan Party in favor of the Security Trustee in a form reasonably acceptable to the Facility Agent and the Majority Lenders;

“Subordinated Finance Document”	means any document relating to or evidencing Subordinated Liabilities;

“Subordinated Liabilities”	means all indebtedness owed or expressed to be owed by a Security Party to a Subordinated Creditor whether under the Subordinated Finance Documents or otherwise;

“Subordinated Parent Loan”	means any existing or future loan provided by a Security Party to the Parent Guarantor and provided such loans are fully subordinated to the Secured Obligations, and provided that no cash interest payment or repayment of principal shall occur prior to the maturity date of the Bonds other than by way of a Permitted Distribution or conversion to equity;

“Subordination Agreement”	means a subordination agreement made by each Subordinated Creditor and the Security Trustee in a form reasonably acceptable to the Facility Agent;

“Subsidiary(ies)”	means an entity over which another entity has Decisive Influence;

“Taxes”	means any present or future income or other taxes, levies, duties, charges, fees, deductions or withholdings of any nature now or hereafter imposed, levied, collected, withheld or assessed by any taxing authority whatsoever;

“Term SOFR”	means the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Banking Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Banking Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Banking Day is not more than three (3) U.S. Government Securities Banking Days prior to such Periodic Term SOFR Determination Day; provided that if Term SOFR as so determined shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor;

“Term SOFR Administrator”	means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Facility Agent in its reasonable discretion);

“Term SOFR Reference Rate”	means the forward-looking term rate based on SOFR;

“Total Assets”	means the book value on a consolidated basis of all assets of the Group according to GAAP;

“Total Liabilities”	means the aggregate amount of the consolidated total liabilities of the Group, calculated in accordance with GAAP;

“Total Loss”

means, with respect to a Vessel:

(a)        actual, constructive or compromised or arranged total loss of the Vessel;

(b)        requisition for title or other compulsory acquisition of the Vessel (otherwise than by requisition for hire) unless the Vessel is redelivered to the full control of the relevant Vessel Owner within one hundred eighty (180) days; or

(c)        capture, seizure, arrest, detention or confiscation of the Vessel by any government or by persons acting or purporting to act on behalf of any government unless the Vessel be released and restored to the relevant Vessel Owner from such capture, seizure, arrest, detention or confiscation within one hundred eighty (180) days after the occurrence thereof.

“Total Loss Date”

shall mean, in relation to the Total Loss of a Vessel:

(a)        in the case of an actual loss of that Vessel, the date on which it occurred or, if that is unknown, the date when that Vessel was last heard of;

(b)        in the case of a constructive or compromised total loss of that Vessel, the earlier of:

(i)        the date on which a notice of abandonment is given to the insurers; and

(ii)        the date of any written compromise, arrangement or agreement made by or on behalf of the relevant Vessel Owner with that Vessel’s insurers in which the insurers agree to treat that Vessel as a total loss;

(c)        in the case of requisition for title or other compulsory acquisition of the Vessel the date on which such requisition for title or other compulsory acquisition occurred;

(d)        in the case of capture, seizure, arrest, detention or confiscation of the Vessel by any government or by persons acting or purporting to act on behalf of any government, the date on which such capture, seizure, arrest, detention or confiscation occurred; and

(e)        in the case of any other type of total loss, the date (or the most likely date) on which the insurers declare that the event constituting the total loss occurred.

“Tranche”	means either Tranche A or Tranche B;

“Tranche A”	means, with respect to the Loan, the principal amount of $100,000,000 made available by the Lenders, as set forth on Part A of Schedule 1;

“Tranche B”	means, with respect to the Loan, the principal amount of $225,000,000 made available by the Lenders, as set forth on Part B of Schedule 1;

“Unadjusted Benchmark Replacement”	means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment;

“United States” and “U.S.”	means the United States of America;

“U.S. Government Securities Banking Day”	means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities;

“US Person”	means any Person that is a “United States person” as defined in Code Section 7701(a)(30);

“U.S. Tax Compliance Certificate”	shall have the meaning ascribed thereto in Section 7.1(c);

“Vessel”	means any offshore support vessel;

“Vessel Owner”	means a Security Vessel Owner or a Credit Support Vessel Owner;

“Write-down and Conversion Powers”	means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a Person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a Person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers.

1.2            Computation of Time Periods; Other Definitional Provisions. In this Agreement and the other Loan Documents, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”; words importing either gender include the other gender; references to “writing” include printing, typing, lithography and other means of reproducing words in a tangible visible form; the words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation”; references to articles, sections (or subdivisions of sections), exhibits, annexes or schedules are to this Agreement, the Notes or such Security Document, as applicable; references to agreements and other contractual instruments (including this Agreement and the other Loan Documents) shall be deemed to include all subsequent amendments, amendments and restatements, supplements, extensions, replacements and other modifications to such instruments (without, however, limiting any prohibition on any such amendments, extensions and other modifications by the terms of this Agreement, the Notes or any Security Document); references to any matter that is “approved” or requires “approval” of a party shall mean approval given in the sole and absolute discretion of such party unless otherwise specified.

1.3            Accounting Terms. Unless otherwise specified herein, all accounting terms used in this Agreement, the Notes and in the Security Documents shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Facility Agent under this Agreement shall be prepared, in accordance with generally accepted accounting principles, practices and standards for the United States of America (“GAAP”) as from time to time in effect; provided, however, that if the Borrower notifies the Facility Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change in accounting principles or change as a result of the adoption or modification of accounting policies (including, but not limited to, the impact of Accounting Standards Update 2016-12, Revenue from Contracts with Customers (Topic 606) or similar revenue recognition policies or any change in the methodology of calculating reserves for returns, rebates and other chargebacks) occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Facility Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

1.4            Certain Matters Regarding Materiality. To the extent that any representation, warranty, covenant or other undertaking of any of the Loan Parties in this Agreement is qualified by reference to those which are not reasonably expected to result in a “Material Adverse Effect” or language of similar import, no inference shall be drawn therefrom that the Creditors have knowledge or approve of any noncompliance by the Loan Parties with any governmental rule.

1.5            Forms of Documents. Except as otherwise expressly provided in this Agreement, references to documents or certificates “substantially in the form” of Exhibits to another document shall mean that such documents or certificates are duly completed in the form of the related Exhibits with substantive changes subject to the provisions of Section 17.6 of this Agreement, as the case may be, or the correlative provisions of the Security Documents.

1.6            Rates. The Facility Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to ABR, the Term SOFR Reference Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, ABR, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Facility Agent and its affiliates or other related entities may engage in transactions that affect the calculation of ABR, the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Facility Agent may select information sources or services in its reasonable discretion to ascertain the Term SOFR Reference Rate, Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

2.              REPRESENTATIONS AND WARRANTIES.

2.1            Representations and Warranties. In order to induce the Creditors to enter into this Agreement and to induce the Lenders to make the Loan available to the Borrower, each of the Loan Parties represents and warrants, as to itself and each other Security Party, to the Creditors on the Drawdown Date and on the first day of each Interest Period (which representations and warranties shall survive the execution and delivery of this Agreement and the Notes and the drawdown of the Loan hereunder until the repayment in full of the Secured Obligations (other than Hedging Obligations)) that:

(a)            Due Organization and Power. each Security Party is duly established or formed and is validly existing in good standing under the laws of its jurisdiction of formation to the extent such concept is recognized under the laws of its jurisdiction of formation, has full power to carry on its business as now being conducted and to enter into and perform its obligations under this Agreement and the other Loan Documents;

(b)            Authorization and Consents. all necessary corporate, limited liability company or similar action has been taken to authorize, and all necessary consents and authorities have been obtained and remain in full force and effect to permit, each Security Party to enter into and perform its respective obligations under this Agreement and the other Loan Documents and to borrow, service and repay the Loan and, as of the date of this Agreement, no further consents or authorities are necessary for the service and repayment of the Loan or any part thereof;

(c)            Binding Obligations. this Agreement, the Notes and the other Loan Documents constitute or will, when executed and delivered, constitute the legal, valid and binding obligations of each of the Security Parties and are enforceable thereagainst in accordance with their respective terms, except to the extent that such enforcement may be limited by equitable principles, principles of public policy or applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors' rights;

(d)            No Violation. the execution and delivery of, and the performance of the provisions of, this Agreement and the other Loan Documents by each of the Loan Parties do not violate any applicable law or regulation existing at the Effective Date material to the conduct of the Loan Parties’ business or any material contractual restriction binding on the Loan Parties or the certificate of formation or limited liability company operating agreement (or equivalent instruments) thereof, and that the proceeds of the Loan shall be used by the Borrower exclusively for its own account;

(e)            Filings; Stamp Taxes. other than the recording of the Mortgages with the relevant body of each Security Vessel’s Approved Flag Jurisdiction, and the filing of the Uniform Commercial Code financing statements, and the payment of filing or recording fees consequent thereto, it is not necessary for the legality, validity, enforceability or admissibility into evidence of this Agreement or the other Loan Documents that any of them or any document relating thereto be registered, filed, recorded or enrolled with any court or authority in any relevant jurisdiction or that any Other Taxes be paid on or in relation to this Agreement or any of the other Loan Documents;

(f)            Approvals; Consents. all consents, licenses, approvals and authorizations required, whether by statute or otherwise, in connection with the entry into and performance by each of the Loan Parties, and the validity and enforceability against each of the Loan Parties, of this Agreement and the other Loan Documents have been obtained and are in full force and effect;

(g)            Litigation. no action, suit or proceeding is pending or threatened against any Loan Party or any Subsidiary thereof before any court, board of arbitration or administrative agency which is reasonably likely to result in a Material Adverse Effect;

(h)            No Subordination. there is no agreement, indenture, contract or instrument to which any Loan Party is a party, or by which Loan Party may be bound, that requires the subordination in right of payment of any Loan Party’s obligations under this Agreement to any other obligation thereof;

(i)            No Default. No Loan Party nor any Subsidiary thereof is in default under any material agreement by which it is bound, or is in default in respect of any financial commitments or obligations which in the aggregate exceed $1,000,000;

(j)            The Security Vessels.

(i)	each Security Vessel and Credit Support Vessel is (or will be upon the making of the Loan on the Drawdown Date) in the sole and absolute ownership of the relevant Vessel Owner set out opposite its name on Schedule 3 and duly registered in its name under the laws of the jurisdiction set out opposite its name on Schedule 3 (except as otherwise noted in Schedule 3), unencumbered, save and except for the Mortgage recorded against such Security Vessel and Permitted Liens;

(ii)	each Security Vessel is (or will be upon the making of the Loan on the Drawdown Date) classed at minimum at the same standard of classification as is applicable for Vessels of the same age and type with its Classification Society without any material overdue recommendations affecting the classification of such Vessel except as disclosed in the Acquisition Agreement;

(iii)	each Security Vessel and Credit Support Vessel is operationally seaworthy and in every way fit for its intended service;

(iv)	each Security Vessel and each Credit Support Vessel is (or will be upon the making of the Loan on the Drawdown Date) insured in accordance with the provisions of this Agreement and the other Loan Documents and the requirements thereof in respect of such Insurances shall have been complied with;

(v)	each Security Vessel and each Credit Support Vessel is in compliance with all relevant laws, regulations and requirements (including Environmental Laws, regulations, and requirements), statutory or otherwise, as are applicable to (A) Vessels documented under the laws of the relevant Approved Flag Jurisdiction and (B) Vessels engaged in a trade similar to that performed by such Security Vessel, except where the failure to so comply would not have a Material Adverse Effect; and

(vi)	no Security Vessel is employed in territorial waters of any country in which there is a reasonable degree of likelihood her safety would be imperiled by exposure to piracy, terrorism, arrest, requisition, confiscation, forfeiture, seizure, destruction or condemnation as prize;

(k)            Financial Information. on or prior to the Effective Date, all financial statements, information and other data furnished by the Parent Guarantor to the Facility Agent in connection with the Loan are complete and correct in all material respects, such financial statements have been prepared in accordance with GAAP and accurately and fairly present the financial condition of the parties covered thereby in all material respects, all of the foregoing as of the respective dates thereof and the results of the operations thereof for the period or respective periods covered by such financial statements, and, since the date of the Parent Guarantor’s financial statements most recently delivered to the Facility Agent, there has been no Material Adverse Effect and no Loan Party has material contingent obligations, material liabilities for Taxes or other outstanding material financial obligations, except as disclosed in such statements, information and data;

(l)            Tax Returns. each Loan Party and each Subsidiary thereof have filed all material tax returns required to be filed by them and have paid all material Taxes payable by them which have become due, other than those not yet delinquent and except for those Taxes being contested in good faith and by appropriate proceedings or other acts and for which reserves shall have been set aside on its books;

(m)            ERISA. (i) assuming no portion of the Loan will be funded with “plan assets,” (as defined under Section 3(42) of ERISA and subject to ERISA, Section 4975 of the Code or such applicable Similar Law), the execution and delivery of this Agreement and the consummation of the transactions hereunder will not involve any non-exempt “prohibited transaction” for purposes of ERISA, Section 4975 of the Code or any Similar Law or otherwise violate ERISA or any Similar Law, (ii) none of the Loan Parties or any of their Subsidiaries is a “benefit plan investor” (as defined in Section 3(42) of ERISA) or is otherwise using “plan assets” (as defined under Section 3(42) of ERISA and subject to ERISA, Section 4975 of the Code or such applicable Similar Law), (iii) no ERISA Termination Event or Foreign Termination Event has occurred and (iv) no (A) ERISA Funding Event or (B) Foreign Underfunding exists or has occurred, except to the extent that any such event(s) or underfunding(s) referenced under subsections (iii) and (iv) above, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect;

(n)            Chief Executive Offices. each Loan Party’s chief executive office and chief place of business and the office in which the records relating to the earnings and other receivables of the Borrower are kept is located at 842 West Sam Houston Pkwy North, Suite 400 Houston, Texas 77024;

(o)            Sanctions. No Relevant Person is:

(i)	a Restricted Party;

(ii)	in breach of Sanctions; or

(iii)	to its knowledge subject to or involved in any complaint, claim, proceeding, formal notice, investigation or other action asserted or threatened in writing by any regulatory or enforcement authority or third party concerning any Sanctions.

(p)            Environmental Matters and Claims. (a) except as heretofore disclosed in writing to the Creditors (i) each of the Loan Parties and each of their Environmental Affiliates will, when required under applicable law to operate their business as then being conducted, be in compliance with all applicable United States federal and state, local, foreign and international laws, regulations, conventions and agreements relating to pollution prevention or protection of human health, to the extent related to exposure to Materials of Environmental Concern, or the environment (including, without limitation, ambient air, surface water, ground water, navigable waters, waters of the contiguous zone, ocean waters and international waters), including, without limitation, laws, regulations, conventions and agreements to which any is a party relating to (1) emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous materials, oil, hazardous substances, petroleum and petroleum products and by-products (“Materials of Environmental Concern”), or (2) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern (“Environmental Laws”) in each case as to all of the foregoing such that there will not be a Material Adverse Effect; (ii)  each of the Loan Parties and each of their Environmental Affiliates will, when required under applicable law, have all permits, licenses, approvals, rulings, variances, exemptions, clearances, consents or other authorizations required under applicable Environmental Laws (“Environmental Approvals”) and will, when required under applicable law, be in compliance with all Environmental Approvals required to operate their business as then being conducted, in each case as to all of the foregoing such that there will not be a Material Adverse Effect; (iii) no Loan Party nor any Environmental Affiliate thereof has received any written notice of any claim, action, cause of action, investigation or demand by any Person, entity, enterprise or Governmental Authority, alleging potential liability for, or a requirement to incur, material investigator costs, cleanup costs, response and/or remedial costs (whether incurred by a governmental entity or otherwise), natural resources damages, property damages, personal injuries, attorneys’ fees and expenses, or fines or penalties, in each case arising out of, based on or resulting from (1) the presence, or release or threat of release into the environment, of any Materials of Environmental Concern at any location, whether or not owned by such Person, or (2) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law or Environmental Approval (“Environmental Claim”) (other than, as to each of the immediately preceding clauses (1) and (2), Environmental Claims that could not reasonably be expected to result in a Material Adverse Effect or that have been fully and finally adjudicated or otherwise determined and all fines, penalties and other costs, if any, payable by the Borrower or any Environmental Affiliate in respect thereof have been paid in full or which are fully covered by insurance (including permitted deductibles)); and (iv) there are no circumstances that may prevent or interfere with such full compliance in the future; and (b) except as heretofore disclosed in writing to the Creditors there is no Environmental Claim pending or threatened against any Loan Party or any Environmental Affiliate thereof and there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge or disposal of any Materials of Environmental Concern, that could form the basis of any Environmental Claim against such Persons the adverse disposition of which would reasonably result in a Material Adverse Effect;

(q)            Compliance with ISM Code, ISPS Code, MTSA and Annex VI. at all times, the Security Vessels will comply and the Approved Managers will comply with the requirements of the ISM Code, the ISPS Code, the MTSA (if applicable) and Annex VI including (but not limited to) the maintenance and renewal of valid certificates pursuant thereto, such that there will not be a material impact to the Security Vessels’ continued operation;

(r)             No Threatened Withdrawal of DOC, ISSC, SMC or IAPPC. at all times, there shall be no actual or, to the best of the Borrower’s knowledge, threatened withdrawal of each Approved Manager’s DOC (if applicable) or each Security Vessel’s ISSC, SMC or IAPPC or other certification or documentation related to the ISM Code, the ISPS Code, the MTSA (if applicable) and Annex VI or otherwise required for the operation of each Security Vessel;

(s)            Liens. other than Permitted Liens, there are no Liens of any kind on any property owned by the Security Parties;

(t)             Financial Indebtedness. other than Permitted Indebtedness, the Security Parties (other than the Pledgors) do not have any Financial Indebtedness;

(u)            Use of Proceeds. the Borrower requires the Loan for use in connection with its lawful organizational purpose and for no other purposes and the Borrower’s use of the Loan does not violate, any law, official requirement or other regulatory measure or procedure implemented to combat “money laundering”, including without limitation (i) any program, legislation, measures, resolutions or Directives issued by the United Nations or the European Union, including without limitation, the Global Programme against Money-Laundering, Proceeds of Crime and the Financing of Terrorism, Council Directive 2005/60/EC, and Directive 91/308/EEC; or (ii) United States Federal and state laws, statutes, regulations, or orders, including but not limited to the Currency and Foreign Transactions Reporting Act of 1970, as amended, the Money Laundering Control Act, the Bank Secrecy Act and the USA PATRIOT Act; and the operations of the Borrower are and have been conducted at all times in compliance with all applicable financial recordkeeping and reporting requirements thereunder. The Borrower will promptly inform the Lenders (by written notice to the Facility Agent) if the Borrower is not or ceases to be the beneficiary and will provide in writing the name and address of the beneficiary;

(v)            Foreign Corrupt Practices Act. The Security Parties have not taken any action directly or, to the knowledge of any Loan Party, indirectly, that would result in a violation of the FCPA, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any non-U.S. political party or official thereof or any candidate for non-U.S. political office, in violation of the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith;

(w)           No Proceedings to Dissolve. there are no proceedings or actions pending or contemplated by any of the Security Parties, or contemplated by any third party, to dissolve or terminate any of the Security Parties;

(x)            Solvency. with respect to each of the Security Parties (a) the sum of its assets, at a fair valuation, does and will exceed its liabilities, including, to the extent they are reportable as such in accordance with GAAP, contingent liabilities, (b) the present fair market salable value of its assets is not and shall not be less than the amount that will be required to pay its probable liability on its then existing debts, including, to the extent they are reportable as such in accordance with GAAP, contingent liabilities, as they mature, (c) it does not and will not have unreasonably small working capital with which to continue its business and (d) it has not incurred, does not intend to incur and does not believe it will incur, debts beyond its ability to pay such debts as they mature;

(y)            Compliance with Laws. each of the Security Parties is in compliance with all applicable laws, including without limitation, all Sanctions, except where the failure to comply would not alone or in the aggregate result in a Material Adverse Effect;

(z)            Margin Stock. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock and no proceeds of the Loan will be used to buy or carry any Margin Stock or to extend credit to others for the purpose of buying or carrying any Margin Stock.

(aa)          Survival. all representations, covenants and warranties made herein and in any certificate or other document delivered pursuant hereto or in connection herewith shall survive the making of the Loan and the issuance of the Note.

3.             THE LOAN.

3.1           Purpose. The Lenders shall make the Loan available to the Borrower for the purpose of partially financing the purchase price of the Security Vessels.

3.2           Making of the Loan. Each of the Lenders, relying upon each of the representations and warranties set out in Section 2, hereby severally and not jointly agrees with the Borrower that, subject to and upon the terms of this Agreement, it will on the Drawdown Date make its portion of the relevant Tranche available through the Facility Agent to the Borrower on the Drawdown Date in an amount not to exceed its Commitment in respect of a Tranche ratably with the other Lenders according to their respective Commitments for such Tranche. The Loan will be made available in a single advance on the Drawdown Date, and any amount of the Loan that is not drawn by the Drawdown Date shall be terminated.

3.3           Drawdown Notice. The Borrower shall deliver notice (a “Drawdown Notice”), substantially in the form of Exhibit C, on the Facility Agent by 2:00 p.m. (New York City time) at least two (2) Banking Days prior to the making of the Loan. The Drawdown Notice shall (a) be in writing addressed to the Facility Agent, (b) be effective on receipt by the Facility Agent, (c) specify the Banking Day on which the Loan is to be drawn, (d) specify the Interest Period requested by the Borrower, (e) specify the disbursement instructions, and (f) be irrevocable.

3.4           Effect of Drawdown Notice. The Drawdown Notice shall be deemed to constitute a warranty by the Borrower (a) that the representations and warranties stated in Section 2 (updated mutatis mutandis) are true and correct on and as of the date of the Drawdown Notice and will be true and correct on and as of the Drawdown Date as if made on such date, and (b) that no Default or Event of Default has occurred and is continuing.

3.5           Funding by Lenders. Each Lender shall make the amount of the Loan to made by it hereunder available to the Facility Agent in immediately available funds not later than 11:00 a.m. (New York City time) on the proposed Drawdown Date. The Facility Agent will make all such funds so received available to the Borrower in like funds, by wire transfer of such funds in accordance with the instructions provided in the Drawdown Notice.

3.6           Notes. The Borrower shall execute and deliver to the Facility Agent on behalf of the Lenders, the relevant Notes payable to the Lenders (or, if requested by such Lender, to such Lender and its registered assigns). Each Note that has more than a de minimis amount of original issue discount for U.S. federal income tax purposes shall bear a legend in substantially the following form:

THIS NOTE HAS BEEN ISSUED WITH “ORIGINAL ISSUE DISCOUNT” (WITHIN THE MEANING OF SECTION 1273 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED). UPON WRITTEN REQUEST (ADDRESSED TO [NAME/TITLE] AT [ADDRESS OR PHONE NUMBER]), THE ISSUER WILL PROMPTLY MAKE AVAILABLE TO ANY HOLDER OF THIS NOTE THE FOLLOWING INFORMATION: (1) THE ISSUE PRICE AND ISSUE DATE OF THE NOTE; (2) THE AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THE NOTE; AND (3) THE YIELD TO MATURITY OF THE NOTE.

3.7           Presumption by the Facility Agent. Unless the Facility Agent shall have received notice from a Lender, prior to the proposed Drawdown Date that such Lender will not make available to the Facility Agent such Lender’s share of the Loan, the Facility Agent may, but is not required to, assume that such Lender has made such share available on such date in accordance with Section 3.5 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount as directed in the Drawdown Notice. In such event, if a Lender has not in fact made its share of the Loan available to the Facility Agent, then the applicable Lender and the Borrower severally agree to pay to the Facility Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Facility Agent, at in the case of a payment to be made by such Lender, the Federal Funds Rate. If the Borrower and such Lender shall pay such interest to the Facility Agent for the same or an overlapping period, the Facility Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the Loan to the Facility Agent, then the amount so paid shall constitute such Lender’s portion included in the Loan. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Facility Agent.

4.             CONDITIONS.

4.1           Conditions Precedent to the Obligations of the Lenders under this Agreement. The obligations of each Lender under this Agreement to make the Loan available on the Drawdown Date are expressly subject to the satisfaction of the following conditions precedent:

(a)            Corporate Authority. the Facility Agent shall have received the following documents in form and substance reasonably satisfactory to the Facility Agent:

(i)	copies, certified as true and complete by a director, manager or officer (or equivalent) of each of the Security Parties, of the resolutions of the board of directors thereof (or equivalent governing body), evidencing approval of this Agreement and the other Loan Documents to which it is a party and authorizing an appropriate officer or officers or attorney-in-fact or attorneys-in-fact to execute the same on its behalf, or other evidence of such approvals and authorizations;

(ii)	copies, certified as true and complete by a director, manager or officer (or equivalent) of each of the Security Parties, of all documents evidencing any other necessary action (including actions by such parties thereto other than the Security Parties as may be required by the Facility Agent), approvals or consents with respect to this Agreement and the other Loan Documents;

(iii)	copies, certified as true and complete by a director, manager or officer (or equivalent) of each of the Security Parties, of the certificate of incorporation and bylaws, or equivalent instruments thereof;

(iv)	the names, titles and signatures of each of the directors, officers and managers (or equivalent) of each of the Security Parties;

(v)	certificate of an authorized director, manager or officer (or equivalent) of each of the Security Parties certifying as to the record ownership of all of its Equity Interests;

(vi)	a current good standing certificate of each Security Party; and

(vii)	a copy of the up-to-date organizational structure of the Security Parties, certified as true and complete by an officer of the Parent Guarantor;

(b)            This Agreement. Each of the Security Parties shall have duly executed and delivered to the Facility Agent this Agreement;

(c)            The Note. the Borrower shall have duly executed and delivered to the Facility Agent, each Note;

(d)            Other Loan Documents. the applicable Security Parties shall have duly executed and delivered to the Security Trustee each of the other Loan Documents, together with all notices, acknowledgments, and other ancillary documents required to be delivered thereunder:

(i)	the Borrower Share Pledge;

(ii)	any Guarantor Share Pledges;

(iii)	the Credit Support Share Charge;

(iv)	the Earnings Assignments;

(v)	the Insurances Assignments;

(vi)	the Subordinated Debt Assignments;

(vii)	any Subordination Agreement; and

(viii)	any Approved Manager’s Undertakings;

(e)            Searches; Perfection Filings

(i)	The Facility Agent shall have received copies, dated as of a recent date, of tax, lien, judgment, intellectual property, bankruptcy and pending suit searches, in all jurisdictions as the Facility Agent shall reasonably request relating to the Security Parties, in each case accompanied by evidence (including any UCC termination statements) that the Liens indicated in any such search results constitute Permitted Liens; and

(ii)	The Facility Agent shall have received evidence that Uniform Commercial Code financing statements and all other filings necessary to establish, protect and perfect the Liens in the Collateral granted on the Drawdown Date, have been filed, or will be filed upon the making of the Loan, in such jurisdictions as the Facility Agent may reasonably require;

(f)             Environmental Claims. the Facility Agent shall be satisfied that none of the Loan Parties nor any of their Environmental Affiliates is subject to any Environmental Claim which would have a Material Adverse Effect on the business, assets or results of operations of any thereof;

(g)            Fees. the Facility Agent shall have received payment in full of all fees and expenses due under Section 13 (which, for the avoidance of doubt, shall include the payment of all fees and expenses of Lenders’ legal counsel) and any and all other fees agreed to under any Fee Letter;

(h)            Know Your Customer Requirements. the Facility Agent shall have received, with respect to each of the Loan Parties and each equity holder thereof, documentation, and other evidence as is reasonably requested by the Facility Agent in order for each of the Creditors to carry out and be satisfied with the results of all necessary “know your client” or other checks which is required to carry out in relation to the transactions contemplated by this Agreement and the other Loan Documents;

(i)             Vessel Documentation. The Security Trustee shall have received (in form and substance reasonably acceptable to the Security Trustee):

(i)	Evidence of Ownership, Classification and Mortgages. documentary evidence that:

(A)	each Security Vessel and each Credit Support Vessel is (or will be upon on the making of the Loan on the Drawdown Date) definitively registered in the name of the relevant Vessel Owner under an Approved Flag Jurisdiction, unencumbered save by Permitted Liens;

(B)	subject to Section 4.5, each Mortgage has been (or will be upon on the making of the Loan on the Drawdown Date) duly recorded against the relevant Security Vessel as a valid first preferred or priority ship mortgage in accordance with the laws of the Approved Flag Jurisdiction in which such Security Vessel is registered; and

(C)	each Security Vessel is (or will be upon the making of the Loan on the Drawdown Date) classed at minimum at the same standard of classification as is applicable for Vessels of the same age and type with its Classification Society without any material overdue recommendations affecting the classification of such Vessel except as disclosed in the Acquisition Agreement; and

(ii)	Management Agreements. a copy of each Approved Management Agreement for each Security Vessel, in each case duly certified by an authorized officer of the Borrower or applicable Security Vessel Owner;

(j)            Legal Opinions. the Facility Agent shall have received legal opinions addressed to it from (x) Vinson & Elkins L.L.P., New York counsel to the Borrower, and (y) such other legal opinions addressed to the Facility Agent or the Security Trustee, as applicable, as the Facility Agent shall have required as to all or any matters under the laws of the State of New York and any other jurisdiction in which a Security Party is organized or a Security Vessel is flagged, or which serves as the governing law of a Security Document, in each case in such form as the Facility Agent may require;

(k)            Joint Venture Agreements, Etc. The Facility Agent shall have received copies of any material silent partnership, joint venture or shareholders agreements to which any Security Party (other than the Parent Guarantor) is party to, or confirmation that there are none;

(l)            No Material Adverse Effect. In the reasonable opinion of the Lenders and the Facility Agent, there having been no material adverse change in (i) the business, operations, property, condition (financial or otherwise) of the Loan Parties or (ii) the facts, circumstances or conditions utilized by or deemed material to the Facility Agent, or upon which the Lenders relied, in making the decision to make the Loan available to the Borrower.

4.2           Further Conditions Precedent. The obligation of the Lenders to make the Loan available to or for the account of the Borrower under this Agreement shall be expressly and separately subject to the following further conditions precedent on the Drawdown Date:

(a)            Drawdown Notice. the Facility Agent having received a Drawdown Notice in accordance with the terms of Section 3.3;

(b)            Representations and Warranties. the representations stated in Section 2 (updated mutatis mutandis to such date) being true and correct as if made on and as of that date;

(c)            No Event of Default. No Default or Event of Default having occurred and being continuing;

(d)            No Change in Laws. the Facility Agent being satisfied that no change in any applicable laws, regulations, rules or in the interpretation thereof shall have occurred which make it unlawful for the Borrower to make any payment as required under the terms of this Agreement, the Note, the Security Documents or any of them; and

(e)            No Material Adverse Effect. there having been no Material Adverse Effect since the later of (i) the date hereof and (ii) the date of delivery of the most recent financial statements delivered pursuant to Section 9.1(a)(i).

4.3            Breakfunding Costs. In the event that, on the date specified for the making of the Loan in the Drawdown Notice, the Lenders shall not be obliged under this Agreement to make the Loan or any portion thereof available, the Borrower shall indemnify and hold the Lenders fully harmless against any losses which the Lenders may sustain as a result of borrowing or agreeing to borrow funds to meet the drawdown requirement of the Drawdown Notice and the certificate of the Lenders shall, absent manifest error, be conclusive and binding on the Borrower as to the extent of any such losses.

4.4            Satisfaction after Drawdown. Without prejudice to any of the other terms and conditions of this Agreement, in the event the Lenders, in their sole discretion, make the Loan available prior to the satisfaction of all or any of the conditions referred to in Sections 4.1 or 4.2, the Borrower hereby covenants and undertakes to satisfy or procure the satisfaction of such condition or conditions within fourteen (14) days after the relevant Drawdown Date (or such longer period as the Lenders, in their sole discretion, may agree).

4.5            Conditions Subsequent. No later than the relevant date indicated below (or such later date reasonably agreed by the Facility Agent), the Facility Agent shall have received:

(a)            no later than July 30, 2023, evidence that a Mortgage over the NORMAND SWAN, IMO 9656682 has been duly recorded as a valid first preferred or priority ship mortgage in accordance with the laws of the Approved Flag Jurisdiction in which such Security Vessel is registered), together with legal opinions addressed to the Facility Agent on matters of the laws of such Vessel’s Approved Flag Jurisdiction and the State of Delaware in such form as the Facility Agent may require;

(b)            no later than thirty (30) days after the Drawdown Date, a copy of:

(i)	the Inventory of Hazardous Materials, if applicable, for each Security Vessel (or certification that no such list exists);

(ii)	each Approved Manager’s current and valid DOC; and

(iii)	the current and valid SMC, ISSC and IAPPC, for each of the Security Vessels;

(c)            no later than sixty (60) days after the Drawdown Date:

(i)	evidence that each of the Security Vessels is (or will be upon on the making of the Loan on the Drawdown Date) insured in accordance with this Agreement and the Mortgage thereon, including copies of each of the insurance policies for the Security Vessels, and that all requirements in respect of such Insurances have been complied with. If requested by the Facility Agent, the Facility Agent shall have also received (x) a detailed report from a firm of independent marine insurance consultants appointed by the Facility Agent or the Security Trustee in respect of the Insurances on each Security Vessel, in form and substance satisfactory to the Facility Agent, with the cost of such report to be reimbursed by the Borrower, and (y) Insurance Subordination Undertakings; and

(ii)	evidence that each Mortgage over a Security Vessel that is flagged in the Isle of Man on the Effective Date has been duly recorded against the relevant Security Vessel as a valid first preferred or priority ship mortgage in accordance with the laws of the Approved Flag Jurisdiction in which such Security Vessel is registered), together with legal opinions on matters of the laws of such Vessels’ Approved Flag Jurisdiction and the State of Delaware, addressed to the Facility Agent in such form as the Facility Agent may require.

5.             REPAYMENT AND PREPAYMENT.

5.1           Repayment. The Borrower shall repay the Loan as follows:

(a)            the principal amount of Tranche A in an amount equal to $50,000,000, together with accrued but unpaid interest thereon, no later than the one (1) year anniversary of the Drawdown Date;

(b)            the principal amount of Tranche B in accordance with the Initial Tranche B Repayment Schedule until and including the first anniversary of the Drawdown Date, (ii) $12,500,000 on each Quarterly Installment Date thereafter prior to the two (2) year anniversary of the Drawdown Date, and (iii) $25,000,000 on each Quarterly Installment Date after the two (2) year anniversary of the Drawdown Date, in each case together with accrued and unpaid interest thereon; and

(c)            the remaining outstanding principal amount of each Tranche, together with accrued but unpaid interest thereon and any fees and other amounts owing to any Creditor under the Loan Documents on the Final Payment Date.

For purposes of this Agreement:

“Initial Tranche B Repayment Schedule” shall mean the payment of quarterly installments equal to $0 on the first Quarterly Installment Date, $12,500,000 on the second Quarterly Installment Date, and $18,750,000 on each of the third and fourth Quarterly Installment Dates; provided that:

(a)            if the Borrower makes voluntary or mandatory prepayments of principal under Tranche B in an aggregate amount equal to $12,500,000 prior to the second Quarterly Installment Date, Tranche B shall thereafter be repaid in accordance with the Alternate Tranche B Repayment Schedule, commencing on the second Quarterly Installment Date (and the Initial Tranche B Repayment Schedule shall cease to be in effect);

(b)            if the Borrower makes voluntary or mandatory prepayments of principal under Tranche B in an aggregate amount of $25,000,000 prior to the third Quarterly Installment Date, Tranche B shall thereafter be repaid in accordance with the Alternate Tranche B Repayment Schedule, commencing on the third Quarterly Installment Date (and the Initial Tranche B Repayment Schedule will cease to be in effect);

(c)            if the Borrower makes voluntary or mandatory prepayments of principal under Tranche B in an aggregate amount of $37,500,000 prior to the fourth Quarterly Installment Date, Tranche B shall thereafter be repaid in accordance with the Alternate Tranche B Repayment Schedule, commencing on the fourth Quarterly Installment Date (and the Initial Tranche B Repayment Schedule will cease to be in effect);

(d)            while the Initial Tranche B Repayment Schedule is in effect, all voluntary and mandatory prepayments (other than prepayments due pursuant Section 9.4) shall be applied first towards repayment of Tranche B, until prepayments under paragraph (a), (b) or (c) have been made;

(e)            while the Initial Tranche B Repayment Schedule is in effect, no Loan Party shall be permitted to make any Distribution other than pursuant to paragraphs (c) through (e) of the definition of “Permitted Distribution”;

(f)             while the Initial Tranche B Repayment Schedule is in effect, if on any Quarterly Repayment Date the Parent Guarantor has Free Liquidity in excess of $10,000,000 greater than the minimum amount required under Section 9.3(a)(i) (“Excess Free Liquidity”), the Borrower shall make a mandatory prepayment under Tranche B on such Quarterly Repayment Date in a principal amount up to the lesser of (x) such Excess Free Liquidity and (y) an amount that would result in Tranche B being prepaid in a principal amount equal to $12,500,000 prior to the second Quarterly Installment Date, $25,000,000 prior to the third Quarterly Installment Date or $37,500,000 prior to the fourth Quarterly Installment Date;

(g)            at all times while the Initial Tranche B Repayment Schedule is in effect, the Parent Guarantor shall maintain at least $12,500,000 in time deposits with the Facility Agent or any Affiliate thereof; and

(h)            while the Initial Tranche B Repayment Schedule is in effect, any breach of the foregoing clauses (e) through (g) shall result in the Initial Tranche B Repayment Schedule being replaced with the Alternate Tranche B Repayment Schedule on the date of such breach, and any amounts which were required to be paid under the Alternate Tranche B Repayment Schedule prior to such date which have not been paid through such date shall be immediately due and payable.

“Alternate Tranche B Repayment Schedule” shall mean the payment of quarterly installments equal to $12,500,000 on the each Quarterly Installment Date until and including the first anniversary of the Drawdown Date.

5.2            Voluntary Prepayment. Subject to delivery of the notices required by this Section 5.2 and the application of prepayments described in Section 5.5, the Borrower may, at its option, on any Banking Day, prepay all or any portion of the Loan or a Tranche. The Borrower shall compensate the Lenders for any loss, cost or expense incurred by them as a result of a prepayment made on any day other than the last day of the applicable Interest Period in accordance with the provisions of Sections 5.5 or 11.5, as the case may be. Prepayments made on the last day of the applicable Interest Period shall be without penalty or premium. Any prepayment (other than a prepayment in full) shall be in an integral multiple of One Million Dollars ($1,000,000) with a minimum amount of One Million Dollars ($1,000,000), or the full amount of the Loan or Tranche then outstanding or such other amount as the Lenders, in their sole discretion, may agree. In addition, on the date of any prepayment hereunder, all accrued interest to the date of such prepayment must be paid in full with respect to the Loan or relevant Tranche or portion thereof being prepaid. The Borrower shall deliver to the Facility Agent notice of such prepayment not less than three (3) Banking Days prior to the date on which the Borrower intends to make such prepayment, and such notice shall specify the date and amount of such prepayment and must be received by the Facility Agent by 11:00 a.m. (New York time).

5.3            Borrower’s Obligations Absolute. The Borrower’s obligations to pay the Lenders hereunder and under the Notes shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms hereof and thereof, under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against the Lenders.

5.4            Mandatory Prepayment.

(a)            Change of Control. If a Change of Control, occurs, the Borrower shall immediately repay in full the outstanding principal amount of the Loan, together with accrued but unpaid interest thereon and any fees or other amounts owing to any Creditor (and if such Change of Control occurs prior to the Drawdown Date, the Commitments shall be terminated).

(b)            Sale or Total Loss of a Security or Credit Support Vessel. In the event of a sale (other than a Permitted Disposal of the type described in clauses (a) through (c) or (e) of the definition thereof) or a Total Loss of a Security Vessel or Credit Support Vessel, (A) no later than three (3) Banking Days following any such sale, and (B) upon the earlier of (x) one hundred eighty (180) days after the relevant Total Loss Date or (y) three (3) Banking Days following the date on which the insurance proceeds in respect of such Total Loss are received by the relevant Security Vessel Owner or Credit Support Vessel Owner or the Security Trustee as assignee thereof, the outstanding principal amount of the Loan shall be prepaid in a total amount equal to the Required Amount; provided however that with respect to a Credit Support Vessel (i) no such prepayment shall be due in connection with the sale until the Net Cash Proceeds received from sales of Credit Support Vessels has exceeded $80,000,000, and (ii) thereafter, provided no Event of Default has occurred and is continuing and the Borrower provides written notice to the Facility Agent no later than three (3) Banking Days following such sale or Total Loss Date, the Credit Support Vessel Owner may elect to apply such proceeds in an amount equal to the Required Amount towards the purchase, repair or restoration of a Security Vessel or Credit Support Vessel (each, a “Reinvestment”). Notwithstanding the foregoing, in the event of a sale of a Security Vessel or Credit Support Vessel to an Affiliate of the Parent Guarantor (other than the Borrower or a Security Vessel Owner), the sale price shall be an amount not less than the Fair Market Value of such Security Vessel or Credit Support Vessel.

(c)            Incurrence of Additional Parent Indebtedness. The Parent Guarantor shall, promptly after receipt thereof, advance the excess of (i) the cash proceeds of unsecured Financial Indebtedness for borrowed money (excluding the Revolving Facility and any other working capital or revolving credit facilities and finance or capital leases) incurred by the Parent Guarantor after the Drawdown Date minus (ii) the sum of the amount of such cash proceeds that the Parent Guarantor intends to apply to (A) refinance existing Financial Indebtedness, (B) capital expenditures, the repair, improvement or replacement of assets, or the acquisition of Equity Interests or other investments, and (C) pay fees and expenses in connection with the foregoing.

(d)            Minimum Guarantor Liability Cap. If any post-closing adjustments to the Purchase Price (as defined in the Acquisition Agreement) made pursuant to the Acquisition Agreement result in the Guarantor Liability Cap ceasing to be greater than or equal to 87.5% of the principal amount of the Loan then-outstanding, the Borrower shall make a prepayment of the Loan within one (1) Banking Day of the Parent Guarantor becoming notified of such adjustment in an amount sufficient to cause the Guarantor Liability Cap to be equal to 87.5% of the principal amount of the Loan outstanding.

5.5            Interest and Costs with Prepayments/Application of Prepayments. Any prepayment of the Loan or a Tranche (including, without limitation, those made pursuant to this Section 5) shall be subject to the condition that on the date of prepayment all accrued interest to the date of such prepayment shall be paid in full with respect to the Loan or the portion thereof being prepaid, together with any and all costs or expenses incurred by the applicable Lenders in connection with any breaking of funding for prepayments other than on the last day of the applicable Interest Period (as certified by the Facility Agent, which certification shall, absent any manifest error, be conclusive and binding on the Borrower). Subject to the terms of Section 5.1 while the Initial Tranche B Repayment Schedule is in effect, all voluntary or mandatory prepayments of the Loan shall be (a) (i) first applied towards Tranche A (other than prepayments due pursuant to Section 9.4) until the earlier of (x) the payment due under Section 5.1(a) is made and (y) the one (1) year anniversary of the Drawdown Date, and (ii) thereafter applied towards Tranche A and Tranche B on a pro rata basis (based on the total remaining amount thereof) and (b) other than in the case of Tranche A (which shall be applied first to the installment due under Section 5.1(a)), applied towards principal installments in the inverse order of maturity (including any amounts due on the Final Payment Date).

6.             INTEREST AND RATE.

6.1           Applicable Rate. Each Tranche shall bear interest at the rate per annum (the “Applicable Rate”) which is equal to the aggregate of (a) the Benchmark for the relevant Interest Period, plus (b) the Margin. The Applicable Rate shall be determined by the Facility Agent prior to the first (1st) day of each Interest Period, and the Facility Agent shall promptly notify the Borrower in writing of the Applicable Rate as and when determined. Each such determination, absent manifest error, shall be conclusive and binding upon the Borrower.

6.2           Default Rate. Any amounts due under this Agreement, not paid when due, whether by acceleration or otherwise, shall bear interest thereafter from the due date thereof until the date of payment at a rate per annum equal to the Applicable Rate plus two percent (2%) (the “Default Rate”).

6.3           Interest Payments. Accrued interest on each Tranche shall be payable in arrears on the last day of the Interest Period, except that if the Borrower shall select an Interest Period in excess of three (3) months, accrued interest on each Tranche shall be payable during such Interest Period on each three (3) month anniversary of the commencement of such Interest Period and upon the end of such Interest Period.

6.4           Benchmark Replacement Setting.

(a)            Benchmark Replacement.

(i)            Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Banking Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Facility Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Majority Lenders. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.

(ii)            No Hedging Agreement shall be deemed to be a “Loan Document” for purposes of this Section 6.4.

(b)            Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Facility Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c)            Notices; Standards for Decisions and Determinations. The Facility Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Facility Agent will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 6.4(d). Any determination, decision or election that may be made by the Facility Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 6.4, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 6.4.

(d)            Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Facility Agent in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then the Facility Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then the Facility Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)            Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Benchmark during such period shall be the ABR.

7.             PAYMENTS.

7.1           Place of Payments, No Set Off.

(a)            All payments to be made hereunder by the Borrower shall be made to the Facility Agent, not later than 11:00 a.m. New York time (any payment received after 11:00 a.m. New York time shall be deemed to have been paid on the next Banking Day) on the due date of such payment, at its office located at 30 Hudson Yards, 81st Floor, New York, New York 10001, USA or to such other office of the Facility Agent as the Facility Agent may direct, without set-off or counterclaim and free from, clear of, and without deduction or withholding for, any Taxes except as required by applicable law. If the Borrower or the Facility Agent shall at any time (as determined in the good faith discretion of the Borrower or the Facility Agent) be compelled by law to withhold or deduct any Taxes from any amounts payable hereunder, then (i) if the withholding or deduction is attributable to an Indemnified Tax, the sum payable by the Borrower hereunder shall include such additional amount as is necessary so that after making all required deductions (including deductions attributable to Indemnified Taxes applicable to the additional amount payable under this Section 7.1(a)) such Person receives an amount equal to the sum it would have received had no such deduction been made, (ii) the Borrower or the Facility Agent shall make such deductions, (iii) the Borrower or the Facility Agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law and (iv) in the event any withholding or deduction is made by the Borrower, whether for Taxes or otherwise, the Borrower shall promptly send to the Facility Agent such documentary evidence with respect to such withholding or deduction required by law.

(b)            The Borrower (subject to each Creditor satisfying its certification obligations set forth in Section 7.1(c) below) shall pay, and shall indemnify each Creditor for and hold each of them harmless from and against, within fifteen (15) days after written demand therefor, any and all Indemnified Taxes paid or incurred by, or asserted against, such Creditor whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such Indemnified Taxes or liabilities delivered to the Borrower by a Creditor (on its own behalf or on behalf of another Creditor) shall be conclusive absent manifest error. For purposes of clarification no such payment shall be required with respect to any Tax that is not an Indemnified Tax or to the extent the applicable payment was increased to take into account a Tax deduction or withholding as set forth in Section 7.1(a) above.

(c)            Any Creditor that is entitled to an exemption from or reduction of withholding Tax with respect to payments under this Agreement shall deliver to the Facility Agent and the Borrower, on or before the date on which such Creditor becomes a Creditor hereunder, makes its portion of the Loan (or, in the case of a Lender that acquires its interest in the Loan by assignment from another Lender, on or before the effective date of such assignment), or otherwise becomes a party to any Loan Document, and thereafter upon the request of the Borrower or the Facility Agent, such properly completed and executed documentation as will permit such payments to be made without any Tax withholding or deduction (or at a reduced rate of withholding or deduction). In addition, any Creditor, if reasonably requested by the Borrower or the Facility Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Facility Agent as will enable the Borrower or the Facility Agent to determine whether or not such Creditor is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing: (A) any Creditor that is a US Person shall deliver to the Borrower and the Facility Agent on or prior to the date on which such Creditor becomes a party to any Loan Document (and from time to time thereafter upon the reasonable request of the Borrower or the Facility Agent), executed copies of IRS Form W-9 (or any successor form) certifying that such Creditor is exempt from U.S. federal backup withholding Tax, (B) any Creditor that is not a US Person shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Facility Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Person becomes a Creditor under any Loan Document (and from time to time thereafter upon the reasonable request of the Borrower or the Facility Agent), whichever of the following is applicable: (1) IRS Forms W-8BEN or W-8BEN-E (which, if the Lender claims exemption under Section 881(c) of the Code or applicable successor provision, shall be accompanied by a declaration that (i) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (ii) it is not a “10-percent shareholder” of the Borrower or the Parent Guarantor within the meaning of Section 871(h)(3)(B) of the Code and (iii) it is not a “controlled foreign corporation” related to the Borrower or the Parent Guarantor as described in Section 881(c)(3)(C) of the Code (such declaration, a “U.S. Tax Compliance Certificate”), (2) IRS Form W-8ECI, or (3) IRS Form W-8IMY, (accompanied by IRS Forms W-9, W-8ECI, W-8BEN or W-8BEN-E (or any successor form), a U.S. Tax Compliance Certificate, and/or other certification documents requested by the Borrower from the beneficial owners of the debt) as applicable (or applicable successor form), and (C) any Creditor that is not a US Person shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Facility Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Creditor becomes a Creditor under any Loan Document (and from time to time thereafter upon the reasonable request of the Borrower or the Facility Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Facility Agent to determine the withholding or deduction required to be made. The Facility Agent shall deliver to the Borrower, on or prior to the execution date of this Agreement (and such other times as reasonably requested by the Borrower), a properly completed and executed (i) IRS Form W-9 or (ii) IRS Form W-8ECI (with respect to any amounts payable to the Facility Agent for its own account) and IRS Form W-8IMY evidencing its agreement with the Borrower to be treated as a US Person as described in United States Treasury Regulation Section 1.1441-1(b)(2)(iv) (with respect to amounts received on account of any Lender). Each Creditor and the Facility Agent agree that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall promptly update such form or certification and deliver it to the Borrower (and, if a Lender, also to the Facility Agent).

(d)            If any Person determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 7.1 (including by the payment of additional amounts pursuant to this Section 7.1), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 7.1 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (d) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (d), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (d) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

7.2           Tax Credits. If the Lenders obtain the benefit of a credit against the liability thereof for Taxes imposed by any taxing authority for all or part of the Indemnified Taxes as to which the Borrower has paid additional amounts as aforesaid, then the Lenders shall pay an amount to the Borrower which the Lenders determine will leave it (after such payment) in the same position as it would have been had the Indemnified Tax payment not been made by the Borrower. Each of the Lenders agree that in the event that Indemnified Taxes are imposed on account of the situs of its loans hereunder, each of the Lenders, upon acquiring knowledge of such event, shall, if commercially reasonable and if, in the opinion of the Lenders, it is not prejudicial to it, shift such loans on its books to another office so as to avoid the imposition of such Indemnified Taxes. Nothing contained in this clause shall in any way prejudice the right of the Lenders to arrange its tax affairs in such a way as they, in their sole discretion, deem appropriate. In particular, the Lenders shall not be required to obtain such tax credit, if this interferes with the way the Lenders normally deal with their tax affairs.

7.3           Computations; Banking Day.

(a)            All computations of interest and fees shall be made by the Lenders on the basis of a 360-day year (or in the case of interest computed by reference to the ABR at time when the ABR is based on the Prime Rate, such interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year)), and in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which interest or fees are payable. All interest hereunder on either Tranche shall be computed on a daily basis based upon the outstanding principal amount of such Tranche as of the applicable date of determination. Each determination by the Lenders of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error;

(b)            Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Banking Day, such payment shall be due and payable on the next succeeding Banking Day unless the next succeeding Banking Day falls in the following calendar month, in which case it shall be payable on the immediately preceding Banking Day.

7.4           Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement and the other Loan Documents, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(a)            Such Defaulting Lender (i) shall not have any right to approve or disapprove any amendment, waiver or consent under the Loan Documents and (ii) any Commitments held by such Person for purposes hereof shall be automatically deemed to be voted pro rata according to the Commitments of all other Lenders in the aggregate (other than such Defaulting Lender).

(b)            The Facility Agent shall not be obligated to transfer to such Defaulting Lender any payments made by the Borrower to the Facility Agent for such Defaulting Lender's benefit, and, in the absence of such transfer to such Defaulting Lender, the Facility Agent shall transfer any such payments to each other non-Defaulting Lender ratably in accordance with their respective Commitments (without giving effect to the Commitments of such Defaulting Lender) (but only to the extent that the portion of the Loan to be funded by such Defaulting Lender was funded by the other Lenders) or, if so directed by the Borrower and if no Default or Event of Default has occurred and is continuing (and to the extent the portion of the Loan to be funded by such Defaulting Lender were not funded by the other Lenders), retain the same to be re-advanced to the Borrower as if such Defaulting Lender had made such Loan to the Borrower. Subject to the foregoing, the Facility Agent may hold and, in its discretion, re-lend to the Borrower for the account of such Defaulting Lender the amount of all such payments received and retained by the Facility Agent for the account of such Defaulting Lender.

(c)            Any such failure to fund by any Defaulting Lender shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle the Borrower to replace the Defaulting Lender with one or more substitute Lenders or prepay such Defaulting Lender (without any premium), and the Defaulting Lender shall have no right to refuse to be replaced hereunder or apply such prepayment. Such notice to replace the Defaulting Lender shall specify an effective date for such replacement, which date shall not be later than fifteen (15) Banking Days after the date such notice is given. Prior to the effective date of such replacement, the Defaulting Lender shall execute and deliver an Assignment and Assumption Agreement, subject only to the Defaulting Lender being repaid its share of the outstanding Loan without any premium or penalty of any kind whatsoever. If the Defaulting Lender shall refuse or fail to execute and deliver any such Assignment and Assumption Agreement prior to the effective date of such replacement, the Defaulting Lender shall be deemed to have executed and delivered such Assignment and Assumption Agreement. The replacement of any Defaulting Lender shall be made in accordance with the terms of Section 10.

(d)            The operation of this Section shall not be construed to increase or otherwise affect the Commitments of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by the Borrower of its duties and obligations hereunder to the Facility Agent or to the Lenders other than such Defaulting Lender.

(e)            This Section shall remain effective with respect to such Lender until either (i) the obligations under this Agreement shall have been declared or shall have become immediately due and payable or (ii) the non-Defaulting Lenders, the Facility Agent, and the Borrower shall have waived such Defaulting Lender's default in writing, and the Defaulting Lender makes its respective Commitment of the applicable Loan and pays to the Facility Agent all amounts owing by such Defaulting Lender in respect thereof; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender, and no replacement of a Defaulting Lender pursuant to clause (c) above, will constitute a waiver or release of any claim of any party hereunder arising from such Lender's having been a Defaulting Lender.

8.             EVENTS OF DEFAULT.

8.1           Events of Default. The occurrence of any of the following events shall be an Event of Default:

(a)            Non-payment. any Loan Party fails to pay any amount payable by it under the Loan Documents when such amount is due for payment, unless (i) its failure to pay is caused by administrative or technical error in payment systems and payment is made within five (5) Banking Days following the original due date or (ii) in the discretion of the Facility Agent, the Borrower has substantiated that it is likely that such payment will be made in full within five (5) Banking Days following the original due date;

(b)            Representations. any representation, warranty or statement (including statements in Compliance Certificates) made by any Loan Party under or in connection with any Loan Document is or proves to have been incorrect, inaccurate or misleading in any material respect when made; or

(c)            Unlawfulness. it is or becomes unlawful for any Loan Party to perform or comply with any of its obligations under the Loan Documents to the extent this may materially impair:

(i)	the ability of such Loan Party to perform its obligations under any Loan Document; or

(ii)	the ability of the Facility Agent or the Security Trustee to exercise any material right or power vested to it under the Loan Documents; or

(d)            Certain Covenants. Any Security Party defaults in the performance or observance of any covenant applicable to it contained in Sections 4.5 (Conditions Subsequent), 9.1 (Financial Information), 9.1(p) (Insurance), 9.1(l) (Compliance with Statutes, Agreements, etc.), 9.1(m) (Environmental Matters), 9.2 (Negative Covenants), 9.3 (Financial Covenants) or 9.4 (Vessel Maintenance Test) of this Agreement; or

(e)            Breach of Other Obligations. any Security Party does not comply with any provision of the Loan Documents applicable to it other than set out under paragraphs (a) (Non-payment) and (d) (Certain Covenants) above, unless such failure is capable of being remedied and is remedied within twenty (20) Banking Days after the earlier of the Borrower's actual knowledge thereof, or written notice thereof is given to the Borrower by the Facility Agent; or

(f)             Cross Default. (i) There is Financial Indebtedness of a Security Party, and any default occurs resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of such Financial Indebtedness; (ii) if Financial Indebtedness of any Security Party is not paid when due nor within any applicable grace period; or (iii) any Financial Indebtedness of any Security Party is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described); provided however that the foregoing clauses (i) through (iii) above shall only apply to Financial Indebtedness (x) under the Revolving Facility or (y) with an outstanding principal amount exceeding $20,000,000;

(g)            Bankruptcy.

(i)	any Security Party shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, administration or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition, moratorium or other relief with respect to it or its debts, or (B) seeking appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager, receiver manager, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Loan Party shall make a general assignment for the benefit of its creditors; or

(ii)	there shall be commenced against any Security Party any case, proceeding or other action of a nature referred to in clause (i) above, which is not in the opinion of the Majority Lenders frivolous or vexatious, and which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of twenty five (25) Banking Days and the relevant Loan Party does not take the appropriate means to dismiss, discharge, or bond such action within fifteen (15) Banking Days; or

(iii)	there shall be commenced against any Security Party thereof any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which is not in the opinion of the Majority Lenders frivolous or vexatious, and which action the relevant Security Party shall not have taken the appropriate means to discharge, stay or dismiss within fifteen (15) Banking Days from entry thereof, and which further has not been vacated, discharged, or stayed or bonded pending appeal within twenty five (25) Banking Days from the entry thereof; or

(iv)	any Security Party shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or

(v)	any Security Party shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due, or a moratorium shall be declared in respect of any material indebtedness of such Loan Party; or

(vi)	any Security Party shall make a general assignment for the benefit of creditors; or

(h)            Certain ERISA Transactions. (i) an ERISA Termination Event, Foreign Termination Event, ERISA Funding Event or Foreign Underfunding has occurred or exists that, in the reasonable option of the Majority Lenders, when taken together with all other ERISA Termination Events, Foreign Termination Events, ERISA Funding Events and Foreign Underfunding that have occurred or exist, could reasonably be expected to result in a Material Adverse Effect; (iii) any instances of non-compliance with ERISA, the Code or any other applicable requirement of law shall have occurred with respect to any Benefit Plan, Foreign Plan, Multiemployer Plan or Plan that, in the reasonable opinion of the Majority Lenders, when taken together with all other such instances of non-compliance with ERISA, the Code or any other applicable requirement of law that shall have occurred with respect to any Benefit Plan, Foreign Plan, Multiemployer Plan or Plan, could reasonably be expected to result in a Material Adverse Effect; (iv) the execution and/or delivery of this Agreement and/or the consummation of the transactions hereunder involves a non-exempt prohibited transaction for purposes of ERISA, Section 4075 of the Code or any Similar Law, unless such result is a result of the Lender’s funding the Loan with “plan assets” (as defined under Section 3(42) of ERISA and subject to ERISA, Section 4975 of the Code or such applicable Similar Law); or (v) any of the Loan Parties or any of their Subsidiaries becomes a “benefit plan investor” (as defined in Section 3(42) of ERISA) or is otherwise using “plan assets” (as defined under Section 3(42) of ERISA and subject to ERISA, Section 4975 of the Code or such applicable Similar Law).

Upon and during the continuance of any Event of Default, the Lenders’ obligation to make the Loan available shall cease and the Facility Agent may, by notice to the Borrower, declare the entire unpaid balance of the then outstanding amount of the Loan, accrued interest and any other sums payable by the Borrower hereunder or under the Notes due and payable, whereupon the same shall forthwith be due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived; provided that upon the happening of an event specified in subsection (g) of this Section 8.1 with respect to any Loan Party, the Loan and the Notes shall be immediately due and payable without declaration or other notice to any Loan Party. In such event, the Facility Agent (for itself and the other Creditors other than the Hedging Banks), the Security Trustee (for itself and the other Creditors) and the Hedging Banks (as to the Hedging Agreements) may proceed to protect and enforce their respective rights by action at law, suit in equity or in admiralty or other appropriate proceeding, whether for specific performance of any covenant contained in this Agreement, in the Notes or in any Security Document, or in aid of the exercise of any power granted herein or therein, or the Facility Agent may proceed to enforce the payment of the Notes or to enforce any other legal or equitable right of any of the Creditors, or proceed to take any action authorized or permitted under the terms of any Security Document or by applicable law for the collection of all sums due, or so declared due, on the Note. Without limiting the foregoing, the Borrower agrees that during the continuance of any Event of Default any of the Creditors shall have the right to appropriate and hold or apply (directly, by way of set-off or otherwise) to the payment of the obligations of the Borrower to such Creditor hereunder and/or under the Notes (whether or not then due) all moneys and other amounts of the Borrower then or thereafter in possession of such Creditor, the balance of any deposit account (demand or time, mature or unmatured) of the Borrower then or thereafter with such Creditor and every other claim of the Borrower then or thereafter against such Creditor.

8.2            Application of Moneys. All moneys received by any Creditor from Collateral under any of the Loan Documents pursuant to an Enforcement Event shall be applied by the Facility Agent in the following manner:

(a)             first, in or towards the payment or reimbursement of any expenses or liabilities incurred by the Facility Agent, Security Trustee, the Hedging Banks or the Lenders in connection with the ascertainment, protection or enforcement of their respective rights and remedies hereunder, under the Notes and under any of the Security Documents,

(b)            second, in or towards payment of any interest owing in respect of Tranche A,

(c)            third, in or towards repayment of principal of Tranche A,

(d)            fourth, in or towards payment of any interest owing in respect of Tranche B,

(e)            fifth, in or towards repayment of principal of Tranche B,

(f)             sixth, in or towards payment of all other sums which may be owing to the Facility Agent, the Security Trustee or the Lenders under this Agreement, under the Notes or under any of the other Loan Documents (excluding any Hedging Agreements),

(g)            seventh, in or towards repayment of all sums owing to the Hedging Banks under any Hedging Agreement entered into between the Borrower and the Hedging Banks, and

(h)            eighth, the surplus (if any) shall be paid to the Borrower or to whosoever else may be entitled thereto.

9.             COVENANTS.

9.1           Affirmative Covenants. Each of the Loan Parties hereby covenants and undertakes, as to itself, with the Lenders that, from the Effective Date and so long as any principal, interest or other moneys are owing in respect of this Agreement, under the Notes or under any of the Security Documents, as follows:

(a)            Financial Information. The Borrower shall deliver to the Facility Agent:

(i)	as soon as available but not later than one hundred and fifty (150) days after the end of each fiscal year of the Parent Guarantor, complete copies of the consolidated financial reports of the Parent Guarantor (together with a Compliance Certificate signed by the Chief Financial Officer of the Borrower), all in reasonable detail, which shall include at least the consolidated balance sheet of the Parent Guarantor as of the end of such year and the related consolidated income statement and statement of cash flows for such year, which shall be audited reports;

(ii)	as soon as available but not later than sixty (60) days after the end of each of the first three Quarter Dates of each fiscal year of the Parent Guarantor, a quarterly interim consolidated balance sheet of the Parent Guarantor and the related consolidated income statement and statement of cash flows (together with a Compliance Certificate signed by the Chief Financial Officer of the Parent Guarantor), all in reasonable detail, unaudited, but certified to be true and complete by the chief financial officer of the Parent Guarantor;

(iii)	as soon as available but not later than thirty (30) days after the beginning of each fiscal year of the Parent Guarantor, the consolidated budget and cash flow projections for such fiscal year of the Parent Guarantor;

(iv)	within ten (10) days of the Parent Guarantor’s receipt thereof, copies of all audit letters or other correspondence from any external auditors including material financial information in respect of each Loan Party;

(v)	promptly upon any such dispatch, copies of all documents dispatched by a Loan Party to its creditors generally; and

(vi)	such other statements (including, without limitation, monthly consolidated statements of operating revenues and expenses), lists of assets and accounts, budgets, forecasts, reports and other financial information with respect to its business as the Creditors may from time to time request, certified (other than with regards to forecasts and projections) to be true and correct copies thereof by the chief financial officer (or other equivalent Person) of the Borrower;

(b)            Performance of Agreements. each Loan Party shall duly perform and observe, the terms of this Agreement and the other Loan Documents to the extent it is a party thereto and bound thereunder;

(c)            Notice of Default, etc. the Borrower shall, promptly upon, and in any event no later than five (5) Banking Days after obtaining knowledge thereof, inform the Facility Agent of the occurrence of (a) any Event of Default or of any event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default, (b) any litigation or governmental proceeding pending or threatened in writing against any Loan Party or against any of their respective Subsidiaries, including but not limited to, in respect of any Environmental Claim, which could reasonably be expected to have a Material Adverse Effect, (c) the withdrawal of a Security Vessel’s rating by its Classification Society or the issuance by the Classification Society of any material recommendation or notation affecting class except as disclosed in the Acquisition Agreement and (d) any other event or condition which is reasonably likely to have a Material Adverse Effect;

(d)            Obtain Consents. without prejudice to Section 2.1 and this Section 9.1, each Loan Party shall, and shall cause each other Security Party to, obtain every consent and do all other acts and things which may from time to time be necessary or advisable for the continued due performance of all its obligations under this Agreement, under the Notes and under the Security Documents;

(e)            Vessel Valuations. the Borrower shall obtain (at its cost) and deliver to the Facility Agent on June 30 and December 31 of each year, a written appraisal in respect of each Security Vessel, indicating the Fair Market Value of such Vessel; provided however that if the Aggregate Security Vessel Value is less than 250% of the principal amount of the Loan then outstanding, the Borrower shall obtain (at its cost) and deliver to the Facility Agent additional written appraisals in respect of a sufficient number of Credit Support Vessels to demonstrate an Aggregate Vessel Value equal to or exceeding 250% of the principal amount of the Loan then outstanding. Any additional appraisals requested by the Facility Agent shall be obtained at the Lenders’ ratable expense, provided, that following and during the continuance of any Event of Default, all such additional appraisals are to be at the Borrower's expense;

(f)             Corporate Existence. ensure that (i) each Security Party continues to exist as a limited liability company, corporation, limited partnership, or other entity (as applicable), except to the extent otherwise permitted hereunder, and (ii) no Security Party shall change its jurisdiction of incorporation or formation without (A) fifteen (15) days prior written notice to the Facility Agent and (B) taking all actions necessary to ensure the Security Trustee’s Lien in the Collateral remains in place after such change in jurisdiction;

(g)            Vessel Covenants. Each Loan Party shall and shall cause each other Security Party to, upon the making of the Loan on the Drawdown Date:

(i)	Registration and Name. keep the Security Vessel or Credit Support Vessel owned by it registered in its name under the law of an Approved Flag Jurisdiction; not change the flag of a Security Vessel to another Approved Flag Jurisdiction without delivering a new first preferred Mortgage (and any amendments to existing Security Documents required to maintain the Liens granted thereunder) with respect to such Vessel in form and substance reasonably acceptable to the Facility Agent; not do, omit to do or allow to be done anything as a result of which such registration might be cancelled;

(ii)	Repair and Classification. keep the Vessel owned by it in a good and safe condition and state of repair (ordinary wear and tear and loss by casualty or condemnation excepted), and in any event in such condition as will entitle such Vessel to classification free of all recommendations or conditions against class that are overdue except as disclosed in the Acquisition Agreement and as to comply in all material respects with all laws and regulations applicable to Vessels registered under the law of such Security Vessel or Credit Support Vessel’s Approved Flag Jurisdiction or to Vessels trading to any jurisdiction to which that Vessel may trade from time to time, including but not limited to the ISM Code and the ISPS Code;

(iii)	Modification. not make any permanent modification to any Security Vessel owned by it or equipment installed on that Security Vessel, which in any case would (A) materially alter the structure, type or performance characteristics of such Security Vessel and (B) reduce the Fair Market Value of such Vessel such that following such modification, the Fair Market Value of such Security Vessel would cause a breach of Section 9.4; provided that the foregoing shall not apply to modifications that are (x) made in good faith in connection with the employment of such Security Vessel, (y) required by any applicable law, rule or regulation, or order, ruling or directive of a Governmental Authority or (z) determined in good faith by such Security Party to be required for the safe and prudent operation of such Security Vessel;

(iv)	Surveys. at its sole expense, shall submit the Security Vessel or Credit Support Vessel owned by it regularly to all periodical or other surveys which may be required for classification purposes and, if so required by the Majority Lenders, provide the Security Trustee, at the Borrower’s sole expense, with copies of all survey reports (including all internally generated inspection or survey reports on each Security Vessel) in respect of any Security Vessel;

(v)	Inspection. permit the Security Trustee (by surveyors or other persons appointed by it for that purpose at the cost of the Borrower) (i) at all reasonable times but not more than one time per year with reasonable prior notice to the Borrower so long as no Event of Default has occurred and is continuing and (ii) at any time at the Borrower’s cost while an Event of Default has occurred and is continuing, to board the Security Vessel owned by it to inspect its condition or to satisfy themselves about proposed or executed repairs and shall afford all proper facilities for such inspections; provided that any such visits, surveys and inspections will not unreasonably interfere with the conduct of business of the Borrower, any charterer, any Security Vessel Owner or operator with respect to such Security Vessel, and all such visits, surveys and inspections shall be held at reasonable times, which shall be during ordinary business hours of the Borrower, any charterer or the Security Vessel Owner or operator of such Security Vessel, as applicable. The Security Trustee shall cooperate with the Borrower, Security Vessel Owner, operator and charterer in respect of the timing for and the place where such surveys take place in order to minimize disruption to the activities of such Security Vessel;

(vi)	Prevention and release from arrest. promptly discharge:

(A)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the Security Vessel owned by it, or any Security Vessel’s Earnings or Insurances, in each case other than (x) Permitted Liens or (y) any of the foregoing being contested in good faith and diligently by appropriate proceedings;

(B)	[Reserved];

(C)	forthwith upon receiving notice of the arrest of the Security Vessel owned by it, or of its detention in exercise or purported exercise of any lien or claim, that Security Vessel Owner shall procure, if reasonably possible, its release by providing bail or otherwise as the circumstances may require;

(vii)	Restrictions on chartering; appointment of managers.

(A)	not let the Security Vessel owned by it on bareboat charter for any period (other than Internal Bareboat Charter Arrangements), without the prior written consent of the Majority Lenders except that Security Vessels operating in Australia may be subject to bareboat charters shorter than one (1) year in duration if the Borrower in good faith determines such bareboat charters would avoid negative consequences to its business in such jurisdiction;

(B)	except for Internal Bareboat Charter Arrangements, not charter the Security Vessel owned by it otherwise than on bona fide arm’s length terms at the time when that Security Vessel is fixed;

(C)	not (i) appoint a manager of the Security Vessel owned by it other than an Approved Manager, (ii) agree to any alteration to the terms of any Approved Management Agreement which alteration is materially adverse to the interests of the Creditors in their capacities as such, or (iii) terminate any Approved Management Agreement except (A) in accordance with the terms thereof or (B) in connection with entering into a replacement Approved Management Agreement that does not contain terms materially adverse to the interests of the Creditors in their capacities as such;

(D)	in the case of a Security Vessel Owner, not charter in any vessel from a third party;

(viii)	Notice of Mortgage. carry on board each Security Vessel a certified copy of the applicable Mortgage and place and maintain in a conspicuous place in the navigation room and the Master’s cabin of that Security Vessel a framed printed notice stating that such Security Vessel is mortgaged by that Security Vessel Owner to the Security Trustee;

(ix)	Inventory of Hazardous Materials. maintain an Inventory of Hazardous Materials on board each Security Vessel and provide a copy to the Facility Agent, unless no such list is required to be maintained under applicable law;

(x)	Green Scrapping. in the event that a member of the Group undertakes to dismantle any Vessel owned by it (including a Security Vessel or Credit Support Vessel) (or to sell such vessel with the intention of it being dismantled), it shall (A) ensure, prior to any dismantling contract being entered into by the relevant member of the Group, that the Facility Agent receives a statement from an independent third party expert reasonably acceptable to the Facility Agent confirming that the relevant shipyard/dismantling yard complies in all material respects with the requirements for such yards as set out in the Hong Kong International Convention for the Safe and Environmentally Sound Recycling of Ships, 2009, and (B) otherwise comply in all material respects with the Hong Kong International Convention for the Safe and Environmentally Sound Recycling of Ships, 2009;

(h)            Books and Records. at all times keep, and cause each Subsidiary of the Borrower to keep, proper books of record and account into which full and correct entries shall be made in accordance with GAAP in all material respects;

(i)             Taxes and Assessments. pay and discharge, and cause each Subsidiary of the Borrower to pay and discharge, all material Taxes, assessments and governmental charges or levies imposed upon it or upon its income or property prior to the date upon which penalties attach thereto; provided, however, that it shall not be required to pay and discharge, or cause to be paid and discharged, any such Tax, assessment, charge or levy so long as it is being contested in good faith and by appropriate proceedings and set aside on its books reserves with respect thereto;

(j)             Inspection. allow, and cause each Subsidiary thereof to allow, upon fourteen (14) calendar days’ notice from the Facility Agent, any representative or representatives designated by the Facility Agent, subject to applicable laws, health and safety protocols, and regulations, to visit and inspect any of the properties (other than Security Vessels inspections of which are governed by Section 9.1(g)(v))of the Borrower or any Subsidiary thereof and, on request, to examine its books of account, records, reports, agreements and other papers and to discuss its affairs, finances and accounts with its officers, all at such times and as often as the Facility Agent requests; provided that the foregoing rights of the Facility Agent shall not unreasonably interfere with the conduct of the business of the applicable Loan Party or any such Subsidiary;

(k)            Compliance with Statutes, Agreements, etc. except where failure to comply would not alone or in the aggregate result in a Material Adverse Effect, do or cause to be done, and cause each Subsidiary thereof to do and cause to be done, (i) all things necessary to preserve and maintain all material licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; and (ii) all things necessary to comply with (A) all contracts or agreements to which it, or any Subsidiary is a party; and (B) all laws, rules and regulations applicable to any Loan Party or such Subsidiary, including, without limitation, those laws, rules and regulations relating to employee benefit plans and environmental matters;

(l)             Environmental Matters. promptly upon the occurrence of any of the following conditions, provide to the Facility Agent a certificate of a chief executive officer thereof, specifying in detail the nature of such condition and its proposed response or the response of its Environmental Affiliates: (a) its receipt or the receipt by any Environmental Affiliates of the Borrower of any written communication whatsoever that alleges that such Person is not in compliance with any applicable Environmental Law or Environmental Approval, if such noncompliance could reasonably be expected to have a Material Adverse Effect, (b) knowledge by it, or by any Environmental Affiliates of the Borrower that there exists any Environmental Claim pending or threatened against any such Person, which could reasonably be expected to have a Material Adverse Effect, or (c) any release, emission, discharge or disposal of any material that could form the basis of any Environmental Claim against it or against any Environmental Affiliates of the Borrower, if such Environmental Claim could reasonably be expected to have a Material Adverse Effect. Upon the written request by the Facility Agent, it will submit to the Facility Agent at reasonable intervals, a report providing an update of the status of any issue or claim identified in any notice or certificate required pursuant to this subsection;

(m)            ERISA. forthwith upon (i) becoming aware that the execution and/or delivery of this Agreement and/or the consummation of the transactions hereunder involves a non-exempt “prohibited transaction” for purposes of ERISA, Section 4975 of the Code or any Similar Law or otherwise violates ERISA or any Similar Law, unless such result is a result of the Lender’s funding the Loan with “plan assets,” (as defined under Section 3(42) of ERISA and subject to ERISA, Section 4975 of the Code or such applicable Similar Law), (ii) any of the Loan Parties or any of their Subsidiaries becoming a “benefit plan investor” (as defined in Section 3(42) of ERISA) or otherwise using “plan assets” (as defined under Section 3(42) of ERISA and subject to ERISA, Section 4975 of the Code or such applicable Similar Law), (iii) the occurrence of any ERISA Termination Event or Foreign Termination Event or (iv) the occurrence or existence of any (A) ERISA Funding Event or (B) Foreign Underfunding, furnish or cause to be furnished to the Lenders written notice thereof, provided, in respect of subsections (iii) and (iv) above, such notice need be provided only to the extent that any such event(s) or underfunding(s) referenced in subsections (iii) and (iv) above, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(n)            Brokerage Commissions, etc. indemnify and hold the Creditors harmless from any claim for any brokerage commission, fee, or compensation from any broker or third party hired by the Borrower resulting from the transactions contemplated hereby;

(o)            Facilities. keep all properties useful or necessary to the Borrower's business in good repair and condition (ordinary wear and tear excepted), and from time to time make necessary repairs, renewals and replacements thereto, so that such properties shall be fully and efficiently preserved and maintained;

(p)            Insurance. maintain with financially sound and reputable insurance companies, insurance on all its properties and against all such risks and in at least such amounts as are usually insured against by companies of established reputation engaged in the same or similar business from time to time, and maintain the Insurances over the Security Vessels described in Schedule 9.1(p);

(q)            Ownership. (i) The Parent Guarantor shall remain the 100% direct owner of the Equity Interests of each of the Borrower and the Credit Support Pledgor, and the 100% direct or indirect owner of each other Security Party, and (ii) the Credit Support Parent shall remain the 100% direct owner of the Equity Interests of the Credit Support Vessel Owner; and

(r)             Pari Passu Obligations. ensure that the Financial Indebtedness of the Borrower and the other Loan Parties under this Agreement and the other Loan Documents shall at least rank pari passu with any other present or future unsecured Financial Indebtedness thereof.

9.2            Negative Covenants. Each of the Loan Parties hereby covenants and undertakes, as to itself, with the Lenders that, from the date hereof and so long as any principal, interest or other moneys are owing in respect of this Agreement, under the Notes or under any of the Security Documents, without the prior written consent of the Facility Agent (or the Majority Lenders or all of the Lenders if required by Section 14.8), in each case, which consent shall not be unreasonably withheld, conditioned or delayed:

(a)            Liens. Such Loan Party shall not, and shall cause each other Security Party not to, create or permit to subsist any Lien over any of its assets or enter into arrangements having a similar effect other than Permitted Liens;

(b)            Financial Support. Such Loan Party (other than the Parent Guarantor) shall not, and shall cause each other Security Party (other than the Credit Support Pledgor) not to grant any Financial Support to or for the benefit of any Person, other than Permitted Financial Support;

(c)            Distributions. Such Loan Party shall not, and shall cause each other Security Party not to, make any Distributions other than a Permitted Distribution;

(d)            Financial Indebtedness. Such Loan Party (other than the Parent Guarantor) shall not, and shall cause each other Security Party (other than the Credit Support Pledgor) not to, incur any Financial Indebtedness other than Permitted Indebtedness;

(e)            Disposals. Such Loan Party shall not, and shall cause each other Security Party not to, make any Disposal other than a Permitted Disposal;

(f)            Change in Corporate Structure or Business. (i) Such Loan Party shall not, and shall cause each other Security Party not to, (x) cease to carry on its business (except to the extent the same would not have a Material Adverse Effect), or (y) change the general nature of its businesses in any material respect from that carried on or contemplated to be carried on by such Security Party at the date hereof, other than businesses reasonably related thereto (including, for the avoidance of doubt, related to the generation of energy offshore) or similar, complementary thereto, or which constitute a reasonable extension thereof;

(g)            Transactions with Affiliates. no Loan Party (other than the Parent Guarantor) shall, and each Loan Party shall cause each other Security Party (other than the Credit Support Pledgor) not to, engage, directly or indirectly, in any transaction with any Affiliate other than (i) transactions between one or more Security Parties, (ii) Internal Bareboat Charter Arrangements, (iii) Approved Management Agreements, (iv) Permitted Disposals contemplated by clause (g) of the definition thereof and (v) any other transaction on an arm's length (or more favorable to such Security Party) basis;

(h)            Changes in Offices or Names. Neither the Borrower nor the Guarantors will change the location of its chief executive office, the office of its chief place of business, the office in which the records relating to the Earnings or Insurances of a Security Vessel are kept or its name unless the Lenders shall have received fifteen (15) days prior written notice of any such change;

(i)             Consolidation and Merger; Acquisitions. The Parent Guarantor will not and will ensure that no other Security Party shall:

(i)            carry out any merger or other business combination or corporate reorganization involving a consolidation of the assets and obligations of such Security Party with any Person unless (a) (i) the Collateral existing immediately prior to such merger or other business consolidation or corporate reorganization remains in place at all times or an equivalent Lien is granted on the date of such merger without any hardening periods in respect of any new Collateral provided and (ii) such transaction does not have a Material Adverse Effect or (b) such merger or other business combination or corporate reorganization constitutes a Permitted Disposal;

(ii)            carry out any de-merger or other corporate reorganization with any Person unless (a) the Collateral remains in place at all times or an equivalent Lien is granted on the date of such de-merger and (b) such transaction does not have a Material Adverse Effect;

provided however that this Section 9.2(i) shall not apply to any transaction with respect to the Parent Guarantor provided the Parent Guarantor is the surviving entity immediately following such merger, business combination or corporate reorganization; or

(j)             No Money Laundering; Sanctions. The Loan Parties will, and will cause each other Security Party to: (a) ensure that no proceeds from the Loan are used directly or indirectly for any purpose which would breach any applicable acts, regulations or laws on bribery, corruption or similar; and (b) conduct its businesses and maintain policies and procedures in compliance with applicable anti-corruption laws. The Parent Guarantor shall adopt and maintain policies intended to ensure that none of its Subsidiaries will, engage in any conduct prohibited by any applicable Sanctions;

(k)            Use of Proceeds. the Borrower will not use the proceeds of the Loan in violation of Regulation T, Regulation U or Regulation X;

(l)             Compliance with Sanctions.

(i)	No Loan Party shall (and each Loan Party shall ensure that no other Relevant Person will) take any action, make any omission or use (directly or indirectly) any proceeds of the Loan, in a manner that:

(A)	is a breach of Sanctions; and/or

(B)	causes (or will cause) a breach of Sanctions by any Secured Creditor.

(ii)	No Loan Party shall (and each Loan Party shall ensure that no other Relevant Person will) take any action or make any omission that results, or is reasonably likely to result, in it or any Secured Creditor becoming a Restricted Party;

(m)            Equity Interests; Subsidiaries. No Loan Party (other than the Parent Guarantor) shall, and each Loan Party shall cause each other Security Party (other than the Credit Support Pledgor) not to (i) issue any Equity Interests or acquire any Equity Interests, or (ii) own any Equity Interests other than the Security Vessel Owners and the Credit Support Parties, in each case other than in compliance with Section 9.2(f).

9.3            Financial Covenants and Equity Cure.

(a)            Financial Covenants. The Borrower hereby covenants and undertakes with the Lenders that, from the date hereof and so long as any principal, interest or other moneys are owing in respect of this Agreement, the Notes or any of the Security Documents:

(i)	Free Liquidity. the Parent Guarantor, on a consolidated basis, shall maintain at all times minimum Free Liquidity of not less than the higher of (i) $20,000,000 and (ii) an amount equal to 10% of Net Interest Bearing Debt;

(ii)	Equity Ratio. the Equity Ratio of the Parent Guarantor on a consolidated basis, as at the end of each Quarter Date, shall be not less than 30%; and

(iii)	Interest Coverage Ratio. the Interest Coverage Ratio of the Parent Guarantor on a consolidated basis, as at the end of each Quarter Date, shall be not less than 2.0:1.0; and

(b)            Equity Cure. If the Parent Guarantor fails (or would otherwise fail) to comply with either of the Financial Covenants described in clauses (a)(i) or (a)(ii) above as at the end of any Quarter Date, and the Parent Guarantor receives cash proceeds in the form of new equity or Subordinated Parent Loan (the "Cure Amount") within twenty (20) Banking Days of the date on which the Compliance Certificates are due hereunder, then such Financial Covenant shall be recalculated after giving effect to the following pro forma adjustments:

(i)	Free Liquidity. the Free Liquidity shall be increased by an amount equal to the Cure Amount; and

(ii)	Equity Ratio. each of Equity and Total Assets shall be increased by an amount equal to the Cure Amount;

and if, after giving effect to the foregoing recalculations, the Borrower would be in compliance with the requirements of all Financial Covenants, the Borrower shall be deemed to have satisfied the requirements of such Financial Covenants as at the end of such Quarter Date as though there had been no failure to comply with such requirement, and the applicable breach or default of such Financial Covenants which had occurred shall be deemed to have been prevented or cured; provided, however, that the Borrower may not cure a breach of Financial Covenants described in clauses (a)(i) or (a)(ii) above pursuant to this Section 9.3(b) (x) more than 3 times during the term of the Loan and (y) with respect to more than 2 consecutive Quarter Dates.

9.4            Vessel Maintenance Test. If the appraisals required by Section 9.1(e) demonstrate that (x) the Aggregate Security Vessel Value is less than 150% of the principal amount of the Loan then outstanding, or (y) the Aggregate Vessel Value is less than 250% of the principal amount of the Loan then outstanding, the Borrower shall, no later than fifteen (15) days after June 30 or December 31, as applicable, take one of the following actions, such that after giving effect to such pledged cash collateral and/or any repayment of the Loan, as applicable, the Aggregate Security Vessel Value and/or the Aggregate Vessel Value, as applicable, equals or exceeds the required percentage of the outstanding amount of the Loan described in clauses (x) and (y) above, (i) pledge or cause to be pledged to the Security Trustee in a blocked account cash collateral, and/or (ii) prepay a principal amount of the Loan (together with interest thereon and any other monies payable in respect of such prepayment pursuant to Section 5.5).

10.           ASSIGNMENT.

(a)            This Agreement shall be binding upon, and inure to the benefit of, each of the Loan Parties and each of the Creditors and their respective successors and permitted assigns, except that the Loan Parties may not assign any of their respective rights or obligations hereunder without the written consent of the Lenders.

(b)            Subject to the terms of this Article 10, each Lender shall be entitled to assign its rights and obligations under this Agreement with the consent of the Borrower (such consent not to be unreasonably withheld or delayed and deemed to have been given if no express refusal is received within five (5) Banking Days after the Borrower receives written notice of the proposed assignment) and the Facility Agent; provided, no such consent of the Borrower shall be necessary in the case of the assignment to (i) another Lender, (ii) an Affiliate, another office or branch of any Lender, (iii) to the Mandated Lead Arranger, or an Affiliate of the Mandated Lead Arranger and made in connection with the facilitation of primary syndication, (iv) any Person during the continuance of any Event of Default, and (v) to any Person on the Approved Lender List; and, in any case, such Lender shall forthwith give notice of any such assignment to the Borrower and the Facility Agent and, provided no Event of Default has occurred and is continuing, pay the Facility Agent an assignment fee of $7,500 for each such assignment; provided, however, that any such assignment must be made pursuant to an Assignment and Assumption Agreement. Each of the Loan Parties will take all reasonable actions requested by the Facility Agent or any Lender to effect such assignment. Notwithstanding the foregoing, no Lender shall assign its rights and obligations under this Agreement to any natural Person, the Borrower or any of the Borrower’s Affiliates, or to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender. Except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

11.           ILLEGALITY, INCREASED COST, NON-AVAILABILITY, ETC.

11.1         Illegality. In the event that by reason of any change after the date of this Agreement in any applicable law, regulation or regulatory requirement or in the interpretation thereof, a Lender has a basis to conclude that it has become unlawful for such Lender to maintain or give effect to its obligations as contemplated by this Agreement, such Lender shall inform the Facility Agent and the Borrower to that effect, whereafter the liability of such Lender to make its Commitment available shall forthwith cease and the Borrower shall be required either to repay to such Lender that portion of the Loan advanced by such Lender immediately or, if such Lender so agrees, to repay such portion of the Loan to such Lender on the last day of any then current Interest Period. In any such event, but without prejudice to the aforesaid obligations of the Borrower to repay the Loan, the Borrower and the relevant Lender shall negotiate in good faith with a view to agreeing on terms for making the Loan available from another jurisdiction or otherwise restructuring the Loan on a basis which is not unlawful.

11.2         Increased Costs.

(a)            Increased Costs Generally. If any Change in Law shall:

(i)	impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii)	subject any Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)	impose on any Lender any other condition, cost or expense (in each case, other than Taxes) affecting this Agreement or the Loan made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining the Loan, or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender, such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)            Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loan made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)            Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)            Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

11.3         Market disruption. The following provisions of Sections 11.4 and 11.5 apply if:

(a)            if, on the Periodic Term SOFR Determination Day for the relevant Interest Period, the Facility Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof, or;

(b)            before close of business in New York on the Periodic Term SOFR Determination Day for the relevant Interest Period, the Facility Agent receives notice from the Majority Lenders that Term SOFR does not adequately and fairly reflect the cost to such Lenders of funding or maintaining such Loan.

11.4         Notification of market disruption. The Facility Agent shall promptly notify the Borrower and each of the Lenders, stating the circumstances falling within Section 11.3 which have caused its notice to be given (the “Market-Disruption Notification”); provided, however, that the Market-Disruption Notification itself shall, absent manifest error, be final, conclusive and binding on all parties hereto.

11.5         Alternative rate of interest during market disruption. For so long as the circumstances falling within Section 11.3 are continuing, the rate of interest on each Lender’s share of the Loan for the Interest Period shall be the percentage rate per annum which is the aggregate of (i) the rate notified to the Facility Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in the Loan from whatever source it may reasonably select, and (ii) the Margin, if any.

11.6         Lender's Certificate Conclusive. A certificate or determination notice of any Lender as to any of the matters referred to in this Section 11 shall, absent manifest error, be conclusive and binding on the Borrower.

11.7         Compensation for Losses. Where the Loan or any portion thereof is to be repaid by the Borrower pursuant to this Section 11, the Borrower agrees simultaneously with such repayment to pay to the Lenders all accrued interest to the date of actual payment on the amount repaid and all other sums then payable by the Borrower to the Lenders pursuant to this Agreement, together with such amounts as may be certified by the Lenders to be necessary to compensate the Lenders for any actual loss, premium or penalties incurred or to be incurred thereby on account of funds borrowed to make, fund or maintain the Loan or such portion thereof for the remainder (if any) of the then current Interest Period or Interest Periods, if any, but otherwise without penalty or premium.

11.8         [Reserved].

12.           CURRENCY INDEMNITY.

12.1         Currency Conversion. If, for the purpose of obtaining or enforcing a judgment in any court in any country, it becomes necessary to convert into any other currency (the “judgment currency”) an amount due in Dollars under this Agreement, the Notes or any of the Security Documents, then the conversion shall be made, in the discretion of the Facility Agent, at the rate of exchange prevailing either on the date of default or on the day before the day on which the judgment is given or the order for enforcement is made, as the case may be (the “conversion date”), provided that the Secured Creditors shall not be entitled to recover under this Section any amount in the judgment currency which exceeds at the conversion date the amount in Dollars due under this Agreement, the Note, and/or any of the Security Documents.

12.2         Change in Exchange Rate. If there is a change in the rate of exchange prevailing between the conversion date and the date of actual payment of the amount due, the Borrower shall pay such additional amounts (if any, but, in any event, not a lesser amount) as may be necessary to ensure that the amount paid in the judgment currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount then due under this Agreement, the Notes and/or any of the Security Documents in Dollars; any excess over the amount due received or collected by the Lenders shall be remitted to the Borrower.

12.3         Additional Debt Due. Any amount due from the Borrower under this Section 12 shall be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of this Agreement, the Notes and/or any of the Security Documents.

12.4         Rate of Exchange. The term “rate of exchange” in this Section 12 means the rate at which the Lenders in accordance with their normal practices are able on the relevant date to purchase Dollars with the judgment currency and includes any premium and costs of exchange payable in connection with such purchase.

13.           FEES AND EXPENSES.

13.1         Fees. The Borrower shall pay all such fees under any Fee Letter on the due date specified therein.

13.2         Expenses. The Borrower agrees, whether or not the transactions hereby contemplated are consummated, on demand to pay, or reimburse each of the Creditors for its payment of, the reasonable expenses of the Creditors incident to said transactions (and in connection with any supplements, amendments, waivers or consents relating thereto or incurred in connection with the enforcement or defense of any of the Creditors’ rights or remedies with respect thereto or in the preservation of the Creditors’ priorities under the documentation executed and delivered in connection therewith) including, without limitation, all reasonable costs and expenses of preparation, negotiation, execution and administration of this Agreement and the documents referred to herein, the reasonable fees and disbursements of the Creditors’ counsel in connection therewith in the case of counsel (limited to one legal counsel for the Creditors, taken as a whole, in each applicable jurisdictions), as well as the reasonable fees and expenses of any independent appraisers, surveyors, engineers and other consultants retained by the Facility Agent or Security Trustee in connection with this transaction, all reasonable costs and expenses, if any, in connection with the enforcement of any Loan Document and Other Taxes, if any, incident to the execution and delivery of the documents herein contemplated.

14.           THE FACILITY AGENT AND SECURITY TRUSTEE.

14.1         Appointment of Facility Agent. Each of the Lenders irrevocably appoints and authorizes the Facility Agent, which for the purposes of this Section 14 shall be deemed to include the Facility Agent acting in its capacity as Security Trustee pursuant to Section 14.2 to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as is delegated to the Facility Agent by the terms of this Agreement and the other Loan Documents. Neither the Facility Agent nor any of its directors, officers, employees or agents shall be liable for any action taken or omitted to be taken by it or them under this Agreement, the Notes or the Security Documents or in connection therewith, except for its or their own gross negligence or willful misconduct.

14.2            Appointment of Security Trustee. Each of the Secured Creditors party hereto irrevocably appoints the Security Trustee as security trustee on its behalf with regard to (a) the security, powers, rights, titles, benefits and interests (both present and future) constituted by and conferred on the Secured Creditors or any of them or for the benefit thereof under or pursuant to this Agreement and the other Loan Documents (including, without limitation, the benefit of all covenants, undertakings, representations, warranties and obligations given, made or undertaken to any Secured Creditor in this Agreement, the Notes or the Security Documents), (b) all moneys, property and other assets paid or transferred to or vested in any Secured Creditor or any agent of any Secured Creditor or received or recovered by any Secured Creditor or any agent of any Secured Creditor pursuant to, or in connection with, this Agreement, the Notes or the Security Documents whether from the Borrower or any other Person and (c) all money, investments, property and other assets at any time representing or deriving from any of the foregoing, including all interest, income and other sums at any time received or receivable by any Secured Creditor or any agent of any Secured Creditor in respect of the same (or any part thereof). The Security Trustee hereby accepts such appointment and declares that it holds all such property on trust for the Secured Creditors on the terms contained in this Agreement and the other Loan Documents (but shall have no obligations under this Agreement or the other Loan Documents except those expressly set forth herein and therein). Neither the Security Trustee nor any of its directors, officers, employees or agents shall be liable for any action taken or omitted to be taken by it or them under this Agreement, the Notes or the other Loan Documents or in connection therewith, except for its or their own gross negligence or willful misconduct.

14.3         Distribution of Payments. Whenever any payment is received by the Facility Agent from the Borrower for the account of the Creditors, or any of them, whether of principal or interest on the Note, commissions, fees under Section 13 or otherwise, it shall thereafter cause to be distributed on the same Banking Day if received before 9:30 a.m. New York time, or on the next Banking Day if received thereafter, like funds relating to such payment ratably to the Creditors according to their respective Commitments, in each case to be applied according to the terms of this Agreement.

14.4         Holder of Interest in Note. The Facility Agent may treat each Creditor as the holder of all of the interest of such Creditor in the Note.

14.5         No Duty to Examine, Etc. Neither the Facility Agent nor the Security Trustee shall be under any duty to examine or pass upon the validity, effectiveness or genuineness of any of this Agreement, the Notes or the Security Documents or any instrument, document or communication furnished pursuant to this Agreement, the Notes or the Security Documents, and each of the Facility Agent and the Security Trustee shall be entitled to assume that the same are valid, effective and genuine, have been signed or sent by the proper parties and are what they purport to be.

14.6         Facility Agent and Security Trustee as Lender or Hedging Bank. To the extent any portion of the Loan is made available by the Facility Agent, it shall have the same rights and powers hereunder as any other Lender or Hedging Bank and may exercise the same as though it were not the Facility Agent, and the term “Lender” or “Lenders” or “Hedging Bank” or “Hedging Banks” shall include the Facility Agent, in its capacity as a Lender or a Hedging Bank. Both the Facility Agent and its respective affiliates may accept deposits from, lend money to and generally engage in any kind of business with, the Borrower as if it were not the Facility Agent.

14.7         Acts of the Facility Agent and Security Trustee. The Facility Agent and the Security Trustee shall have duties and discretion, and shall act as follows:

(a)            Obligations of the Facility Agent and Security Trustee. the obligations of the Facility Agent or the Security Trustee, as the case may be, under each of this Agreement and the other Loan Documents are only those expressly set forth in each of this Agreement and the other Loan Documents;

(b)            No Duty to Investigate. neither Facility Agent nor the Security Trustee, as the case may be, shall at any time, unless requested to do so by a Lender or Lenders, be under any duty to investigate whether an Event of Default or a Default has occurred or to investigate the performance of the Borrower under or pursuant to this Agreement and the other Loan Documents;

(c)            Discretion of the Facility Agent and Security Trustee. the Facility Agent and the Security Trustee, as the case may be, shall each be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, and with respect to taking or refraining from taking any action or actions which it may be able to take under or in respect of, this Agreement and the other Loan Documents, unless the Facility Agent or the Security Trustee, as the case may be, shall have been instructed by the Majority Lenders to exercise such rights or to take or refrain from taking such action; provided, however, that neither the Facility Agent nor the Security Trustee, as the case may be, shall be required to take any action which exposes the Facility Agent or the Security Trustee, as the case may be, to personal liability or which is contrary to this Agreement, the Notes or the Security Documents or applicable law;

(d)            Instructions of Majority Lenders. the Facility Agent or the Security Trustee, as the case may be, shall in all cases be fully protected in acting or refraining from acting under this Agreement and the other Loan Documents in accordance with the instructions of the Majority Lenders (or when applicable, all the Lenders), and any action taken or failure to act pursuant to such instructions shall be binding on all of the Lenders;

(e)            Delivery of Documents and Information. to the extent a Security Party delivers any documents or information to the Facility Agent with instructions to provide such information to the Lenders, the Facility Agent shall promptly provide such documents or information to the Lenders;

(f)             Permitted Release of Collateral and Other Obligations; Letters of Quiet Enjoyment. the Facility Agent and the Security Trustee is irrevocably authorized to (i) release any Collateral over assets which are subject to a Disposal thereof (directly or indirectly) in any merger, de-merger or Disposal permitted in accordance with the terms hereof, (ii) release any Security Party (other than the Borrower) from its obligations under the Loan Documents in connection with the Disposal, merger, de-merger, dissolution or liquidation of such Security Party permitted in accordance with the terms hereof, and (iii) execute and delivery for itself and on behalf of the Secured Creditors such letters of quiet enjoyment, in form and substance reasonably satisfactory to the Facility Agent as the Loan Parties shall reasonably request; and

(g)            Further Assurances. each of the Facility Agent, the Security Trustee and each Lender agrees (and each of the Facility Agent and Security Trustee are hereby irrevocably authorized and directed) to execute or cause to be executed such assurances and documents as may be required in order to accomplish the purposes of the foregoing clause (f).

14.8         Certain Amendments. Subject to this Section 14.8 (and except as provided in Section 14.7(f)), this Agreement and the other Loan Documents, and the terms of this Agreement and the other Loan Documents, may not be amended unless such amendment is approved by the Borrower and the Majority Lenders, provided that no such amendment shall, without the consent of each Lender affected thereby, (i) reduce the interest rate or extend the time of payment of scheduled principal payments or interest or fees on the Loan, or reduce the principal amount of the Loan or any fees hereunder, (ii) increase or decrease the Commitment of any Lender or subject any Lender to any additional obligation (it being understood that a waiver of any Event of Default or any mandatory repayment of Loan shall not constitute a change in the terms of any Commitment of any Lender), (iii) amend, modify or waive any provision of this Section 14.8, (iv) amend the definition of Majority Lenders, Majority Tranche A Lenders or Majority Tranche B Lenders, (v) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement, (vi) release the Borrower from any of its obligations under this Agreement and the other Loan Documents except as expressly provided in this Agreement or the other Loan Documents, (vii) release a Guarantor from any of its obligations under this Agreement or the Guaranty to which it is a party except as expressly provided in this Agreement or the relevant Guaranty, (viii) amend, modify or waive any of the Events of Default or any mandatory prepayment pursuant to Section 5.4, or (ix) permit the Secured Obligations to be subordinated to any other Financial Indebtedness for borrowed money of a Loan Party or Credit Support Party. All amendments approved by the Majority Lenders under this Section 14.8 must be in writing and signed by the Borrower and each of the Majority Lenders. No provision of this Section 14 or any other provisions relating to the Facility Agent may be modified without the consent of the Facility Agent. For the avoidance of doubt, any amendment, consents or waiver which amends, waives or otherwise modifies any term or provision that directly affects the rights or duties of the Tranche A Lenders or the Tranche B Lenders, respectively, and does not directly affect the rights or duties of the other Lenders, in each case, shall be permitted with the consent of the Majority Tranche A Lenders or the Majority Tranche B Lenders, in lieu of the written consent of the Majority Lenders.

14.9         Assumption re Event of Default. Except as otherwise provided in Section 14.15, the Facility Agent and the Security Trustee, as the case may be, shall each be entitled to assume that no Event of Default or Default has occurred and is continuing, unless the Facility Agent or the Security Trustee, as the case may be, has been notified by the Borrower of such fact, or has been notified by a Creditor that such Creditor considers that an Event of Default or Default (specifying in detail the nature thereof) has occurred and is continuing. In the event that the Facility Agent or the Security Trustee, as the case may be, shall have been notified by the Borrower or any other Creditor in the manner set forth in the preceding sentence of any Event of Default or Default, the Facility Agent or the Security Trustee, as the case may be, shall notify the other Creditors and shall take action and assert such rights under this Agreement and the other Loan Documents as the Majority Lenders shall request in writing.

14.10        Limitations of Liability. No Creditor shall be under any liability or responsibility whatsoever:

(a)            to the Borrower or any other Person as a consequence of any failure or delay in performance by, or any breach by, any other Creditor or any other Person of any of its or their obligations under this Agreement, the Notes or the Security Documents;

(b)            to any other Creditor as a consequence of any failure or delay in performance by, or any breach by, the Borrower of any of its obligations under this Agreement, the Notes or the Security Documents; or

(c)            to any other Creditor for any statements, representations or warranties contained in this Agreement, the Notes or the Security Documents or in any document or instrument delivered in connection with the transactions contemplated by this Agreement, the Notes or the Security Documents; or for the validity, effectiveness, enforceability or sufficiency of this Agreement, the Notes or the Security Documents or any document or instrument delivered in connection with the transactions contemplated by this Agreement, the Notes or the Security Documents.

14.11       Indemnification of the Facility Agent and Security Trustee. The Lenders agree to indemnify each of the Facility Agent and the Security Trustee (to the extent not reimbursed by the Borrower), pro rata according to the respective amounts of their Commitments, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including legal fees and expenses incurred in investigating claims and defending itself against such liabilities) which may be imposed on, incurred by or asserted against, the Facility Agent or the Security Trustee or both, as the case may be, in any way relating to or arising out of this Agreement, the Notes or the Security Documents, any action taken or omitted by the Facility Agent or the Security Trustee, as the case may be, thereunder or the preparation, administration, amendment or enforcement of, or waiver of any provision of, this Agreement, the Notes or the Security Documents, except that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Facility Agent's or the Security Trustee’s, as the case may be, gross negligence or willful misconduct.

14.12       Consultation with Counsel. The Facility Agent and the Security Trustee may each consult with legal counsel selected by the Facility Agent or the Security Trustee, as the case may be, and shall not be liable to one another for any action taken, permitted or omitted by it in good faith in accordance with the advice or opinion of such counsel.

14.13       Resignation. The Facility Agent or the Security Trustee, as the case may be, may resign at any time by giving sixty (60) days' written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Majority Lenders shall have the right to appoint a successor Facility Agent or the Security Trustee, as the case may be. If no successor Facility Agent or the Security Trustee, as the case may be, shall have been so appointed by the Lenders and shall have accepted such appointment within sixty (60) days after the retiring Facility Agent's or the Security Trustee’s, as the case may be, giving notice of resignation, then the retiring Facility Agent or the Security Trustee, as the case may be, may, on behalf of the Lenders, appoint a successor Facility Agent or the Security Trustee, as the case may be, which shall be a bank or trust company of recognized standing. The appointment of any successor Facility Agent or the Security Trustee, as the case may be, shall be subject to the prior written consent of the Borrower, such consent not to be unreasonably withheld. After any retiring Facility Agent's or the Security Trustee’s, as the case may be, resignation as Facility Agent or the Security Trustee, as the case may be, hereunder, the provisions of this Section 14 shall continue in effect for its benefit with respect to any actions taken or omitted by it while acting as Facility Agent or the Security Trustee, as the case may be.

14.14       Representations of Lenders. Each Lender represents and warrants to each other Secured Creditor that:

(a)            in making its decision to enter into this Agreement and to make its Commitment available hereunder, it has independently taken whatever steps it considers necessary to evaluate the financial condition and affairs of the Borrower, that it has made an independent credit judgment and that it has not relied upon any statement, representation or warranty by any other Secured Creditor; and

(b)            so long as any portion of its Commitment remains outstanding, it shall continue to make its own independent evaluation of the financial condition and affairs of the Borrower.

14.15       Notification of Event of Default. Each Creditor hereby undertakes to promptly notify the other Creditors of the existence of any Event of Default which shall have occurred and be continuing of which such Creditor has actual knowledge.

14.16            No Other Duties. Anything herein to the contrary notwithstanding, none of the Mandated Lead Arranger, the Bookrunner or the ECA Coordinator listed on the cover page hereof shall have any duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Facility Agent, the Security Trustee or a Lender hereunder.

14.17       Erroneous Payments.

(a)            With respect to any payment that the Facility Agent makes to any Lender or other Creditor as to which the Facility Agent determines that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the Borrower has not in fact made the corresponding payment to the Facility Agent; (2) the Facility Agent has made a payment in excess of the amount(s) received by it from the Borrower either individually or in the aggregate (whether or not then owed); or (3) the Facility Agent has for any reason otherwise erroneously made such payment; then each of the Creditors severally agrees to repay to the Facility Agent forthwith on demand the Rescindable Amount so distributed to such Creditor, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Facility Agent, at the Federal Funds Rate. A notice of the Facility Agent to any Person under this clause (a) shall be conclusive, absent manifest error.

(b)            Notwithstanding anything to the contrary in this Agreement, if at any time the Facility Agent determines (in its sole and absolute discretion) that it has made a payment hereunder in error to any Lender or other Creditor, whether or not in respect of a Secured Obligation due and owing by a Creditor at such time, where such payment is a Rescindable Amount, then in any such event, each such Person receiving a Rescindable Amount severally agrees to repay to the Facility Agent forthwith on demand the Rescindable Amount received by such Person in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount was received by it to but excluding the date of payment to the Facility Agent, at the Federal Funds Rate. A notice of the Facility Agent to any Person under this clause (b) shall be conclusive, absent manifest error. To the extent permitted by law, each Lender and each other Creditor irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another), “good consideration”, “change of position” or similar defenses (whether at law or in equity) to its obligation to return any Rescindable Amount. The Facility Agent shall inform each Lender or other Creditor that received a Rescindable Amount promptly upon determining that any payment made to such Person comprised, in whole or in part, a Rescindable Amount. Each Person’s obligations, agreements and waivers under this Section 14.17 shall survive the resignation or replacement of the Facility Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Secured Obligations (or any portion thereof) under any Loan Document.

(c)            Each Lender or Creditor hereby authorizes the Facility Agent to set off, net and apply any and all amounts at any time owing to such Lender or Creditor under any Loan Document against any amount due to the Facility Agent under immediately preceding clauses (a) or (b) under the indemnification provisions of this Agreement.

(d)            The parties hereto agree that payment of a Rescindable Amount shall not pay, prepay, repay, discharge or otherwise satisfy any Secured Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such Rescindable Amount is, and solely with respect to the amount of such Rescindable Amount that is, comprised of funds received by the Facility Agent from the Borrower or any other Secured Party for the purpose of making such Rescindable Amount. For the avoidance of doubt, no provision in this Section 14.17 shall be interpreted to increase (or accelerate the due date for) or have the effect of increasing (or accelerating the due date for), the Secured Obligations of the Borrower or other Loan Party relative to the amount (and/or timing for payment) of the Secured Obligations that would have been payable had the erroneous Rescindable Amount not been paid by the Facility Agent.

15.           APPLICABLE LAW, JURISDICTION AND WAIVER.

15.1          Applicable Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAWS OF THE STATE OF NEW YORK.

15.2          Jurisdiction. IN THE EVENT THE BORROWER COMMENCES ANY ACTION, SUIT, PROCEEDING OR CLAIM IN CONNECTION WITH THIS AGREEMENT OR ANY DOCUMENT DELIVERED HEREUNDER OR IN CONNECTION HEREWITH, SUCH ACTION, SUIT, PROCEEDING OR CLAIM SHALL BE BROUGHT ONLY IN EITHER THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR IN THE SUPREME COURT OF THE STATE OF NEW YORK, NEW YORK COUNTY, LOCATED IN THE BOROUGH OF MANHATTAN. BY EXECUTING AND DELIVERING THIS AGREEMENT, THE BORROWER, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, HEREBY EXPRESSLY AND IRREVOCABLY (I) SUBMITS GENERALLY AND UNCONDITIONALLY TO THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS, (II) WAIVES JURISDICTION AND VENUE OF COURTS IN ANY OTHER JURISDICTION IN WHICH IT MAY BE ENTITLED TO BRING SUIT BY REASON OF ITS PRESENT AND FUTURE DOMICILE OR OTHERWISE AND ANY DEFENSE OF FORUM NON CONVENIENS, (III) AGREES THAT SERVICE DELIVERED TO THE ADDRESSES PROVIDED IN SECTION 16 HEREOF AND IN ACCORDANCE WITH SECTION 16 HEREOF IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER IT IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND (IV) AGREES THAT SUCH SERVICE IS AND WOULD BE EFFECTIVE AND BINDING IN EVERY RESPECT UNDER THE FEDERAL RULES OF CIVIL PROCEDURE AND THE NEW YORK PRACTICE LAW AND RULES, AND THE BORROWER WAIVES ANY DEFENSE OR OBJECTION OF INSUFFICIENT SERVICE OR SERVICE OF PROCESS OR OF LACK OF PERSONAL JURISDICTION. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE CREDITORS MAY BRING ANY LEGAL ACTION OR PROCEEDING IN ANY OTHER APPROPRIATE JURISDICTION.

15.3         WAIVER OF JURY TRIAL. IT IS MUTUALLY AGREED BY AND BETWEEN THE BORROWER AND THE CREDITORS THAT ALL OF THEM HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY HERETO AGAINST THE OTHER PARTY HERETO ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE NOTES OR THE SECURITY DOCUMENTS. EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 15.3 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER WILL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THIS AGREEMENT. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

16.           NOTICES AND DEMANDS.

All notices, requests, demands and other communications to any party hereunder shall be in writing (including prepaid overnight courier, email or similar writing) and shall be given to the Borrower and/or the Creditors at its respective address or email address set forth below or at such other address as such party may hereafter specify for the purpose by notice to the other party hereto. Each such notice, request or other communication shall be effective (i) if given by email, when such email is transmitted to the email address specified in this Section 16 on a Banking Day (if transmitted after 5:00 p.m. on a Banking Day or on a day that is not a Banking Day, such notice shall be deemed to have been transmitted on the following Banking Day) and telephonic confirmation of receipt thereof is obtained or (ii) if given by mail, prepaid overnight courier or any other means, when received at the address specified in this Section or when delivery at such address is refused.

If to the Borrower:

TIDEWATER INC.

842 West Sam Houston Pkwy North

Suite 400

Houston, Texas 77024
Telephone No.: (713) 470-5235
Attention: Darren Vorst

Email: [*****]

If to the Facility Agent or the Security Trustee:

DNB BANK ASA, NEW YORK BRANCH
30 Hudson Yards, 81st Floor
New York, New York 10001
Telephone No.: (212) 681-3800
Attention: Credit Middle Office / Loan Services Department / Samantha Stone
Email: nyloanscsd@dnb.no; AgencyNY@dnb.no; [*****]

17.           MISCELLANEOUS.

17.1         Time of Essence. Time is of the essence with respect to this Agreement but no failure or delay on the part of the Creditors to exercise any power or right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise by the Creditors of any power or right hereunder preclude any other or further exercise thereof or the exercise of any other power or right. The remedies provided herein are cumulative and are not exclusive of any remedies provided by law.

17.2         Unenforceable, etc., Provisions–Effect. In case any one or more of the provisions contained in this Agreement, the Notes or in any Security Document would, if given effect, be invalid, illegal or unenforceable in any respect under any law applicable in any relevant jurisdiction, said provision shall not be enforceable against the Borrower, but the validity, legality and enforceability of the remaining provisions herein or therein contained shall not in any way be affected or impaired thereby.

17.3         References. References herein to Sections, Exhibits and Schedules are to be construed as references to sections of, exhibits to, and schedules to, this Agreement, unless the context otherwise requires.

17.4         Further Assurances. The Borrower agrees that if this Agreement or any Security Document shall, in the reasonable opinion of the Majority Lenders, at any time be deemed by the Majority Lenders for any reason insufficient in whole or in part to carry out the true intent and spirit hereof or thereof, it will execute or cause to be executed such other and further assurances and documents as in the opinion of the Majority Lenders may be required in order to more effectively accomplish the purposes of this Agreement, the Notes or any Security Document.

17.5         Prior Agreements, Merger. Any and all prior understandings and agreements heretofore entered into between the Borrower on the one part, and the Creditors, on the other part, with respect to the transactions contemplated herein whether written or oral are superseded by and merged into this Agreement and the other agreements (the forms of which are exhibited hereto) to be executed and delivered in connection herewith to which the Borrower and the Creditors are parties, which alone fully and completely express the agreements between the Borrower and the Creditors.

17.6         Entire Agreement; Amendments. This Agreement constitutes the entire agreement of the parties hereto. Subject to Section 14.8, any provision of this Agreement, the Notes or any Security Document may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower, the Facility Agent and the Majority Lenders. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute one and the same instrument.

17.7         Facility Agent to Maintain Register. The Facility Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, the principal amount (and stated interest) of each Tranche owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Facility Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the processing and recordation fee referred to above and any written consent to such assignment required, the Facility Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to this Agreement, the Facility Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

17.8         Assumption re Event of Default. The Creditors shall be entitled to assume that no Event of Default, or event which with the giving of notice or lapse of time, or both, would constitute an Event of Default, has occurred and is continuing, unless the Creditors have been notified by the Borrower of such fact. In the event that the Creditors shall have been notified, in the manner set forth in the preceding sentence, by the Borrower of any Event of Default or of an event which with the giving of notice or lapse of time, or both, would constitute an Event of Default, the Creditors may take action and assert such rights under this Agreement, under the Notes and under Security Documents as it determines are appropriate.

17.9         Indemnification. The Borrower agrees to indemnify each of the Creditors, its respective successors and assigns, and their respective officers, directors, employees, representatives and agents (each an “Indemnitee”) from, and hold each of them harmless against, any and all losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature whatsoever (including, without limitation, the fees and disbursements of counsel for such Indemnitee in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitee shall be designated a party thereto) that may at any time (including, without limitation, at any time following the payment of the obligations of the Borrower hereunder) be imposed on, asserted against or incurred by, any Indemnitee as a result of, or arising out of or in any way related to or by reason of, (a) any violation by the Borrower (or any charterer or other operator of a Security Vessel prior to foreclosure or other control of a Security Vessel being transferred to the Security Trustee or its designee) of any applicable Environmental Law, (b) any Environmental Claim arising out of the management, use, control, ownership or operation of property or assets by the Borrower (or, after foreclosure to the extent the Environmental Claim arose before the foreclosure, by the Security Trustee or any of its successors or assigns), (c) the breach of any representation, warranty or covenant set forth in Sections 2.1(p) or 9.1(n), (d) the execution, delivery, performance or non-performance by the Borrower or any Affiliate of this Agreement, the Note, any Security Document, or any of the documents referred to herein or contemplated hereby (whether or not the Indemnitee is a party thereto) or (e) any complaint, claim, proceeding, formal notice, investigation or other action by any regulatory authority or enforcement authority or third party concerning any actual or alleged breach of Sanctions by any Creditor in connection with (directly or indirectly) the Loan; provided however, that Borrower shall not be liable for any such losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature whatsoever resulting from Facility Agent’s, Security Trustee’s or any other Lender’s gross negligence, willful misconduct or intentional breach of this Agreement. If and to the extent that the obligations of the Borrower under this Section are unenforceable for any reason, the Borrower agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under applicable law. The obligations of the Borrower under this Section 17.9 shall survive the termination of this Agreement and the repayment to the Creditors of all amounts owing thereto under or in connection herewith. This section shall not apply with respect to Taxes, which shall be governed solely by Section 7.1 and Section 11.2.

17.10       USA Patriot Act Notice; OFAC and Bank Secrecy Act. The Facility Agent hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Patriot Act”), and the policies and practices of the Facility Agent, each of the Creditors is required to obtain, verify and record certain information and documentation that identifies the Borrower, which information includes the name and address of the Borrower and such other information that will allow the Creditors to identify the Borrower in accordance with the Patriot Act. In addition, the Borrower shall: (a) ensure that no Person who owns a controlling interest in or otherwise controls the Borrower or any subsidiary of any thereof is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders; (b) not use or permit the use of the proceeds of the Loan to violate any of the foreign asset control regulations of (i) any Sanctions Authority or (ii) OFAC or any enabling statute or Executive Order relating thereto; and (c) comply, and cause any of its subsidiaries to comply, with all applicable Bank Secrecy Act laws and regulations, as amended.

17.11        Headings. In this Agreement, section headings are inserted for convenience of reference only and shall not be taken into account in the interpretation of this Agreement.

17.12       WAIVER OF IMMUNITY. TO THE EXTENT THAT THE BORROWER HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM SUIT, JURISDICTION OF ANY COURT OR ANY LEGAL PROCESS (WHETHER THROUGH ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION, EXECUTION OF A JUDGMENT, OR FROM ANY OTHER LEGAL PROCESS OR REMEDY) WITH RESPECT TO ITSELF OR ITS PROPERTY, THE BORROWER HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT, THE NOTES AND THE SECURITY DOCUMENTS.

17.13       Acknowledgement and Consent to Bail-In of Affected Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)            the effects of any Bail-in Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)           a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; and

(iii)          the variation of the terms of such liability in connection with the exercise of the Write-down and Conversion Powers of the applicable Resolution Authority.

17.14       Publication. Subject to Section 17.15, the Facility Agent or any Mandated Lead Arranger may, at its option and sole expense, publish information about its participation (including its arranger and agent role) in the Loan and for such purpose only, use the logo and trademark of the Borrower, each Guarantor or any other Loan Party.

17.15       Confidentiality. Each of the Facility Agent, Security Trustee and the other Creditors agree to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority or government agency purporting to have jurisdiction and/or supervision over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) to the extent pertinent, in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section 17.15, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights and obligations under this Agreement (whether directly or indirectly), (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder or (iii) to any credit insurance provider of a Lender; (g) with the prior written consent of the Borrower; or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 17.15 (it being understood that Information provided to creditors or potential creditors of the Creditors and their Affiliates, or to another Person subject to a confidentiality or non-disclosure agreement, is not public disclosure), or (y) becomes available to the Facility Agent, Security Trustee, any Creditor or any of their respective Affiliates on a non-confidential basis from a source other than a Loan Party; provided however that notwithstanding the foregoing, for so long as Eksfin is a Lender, it shall be permitted to:

(1) to the extent required by law and Eksfin’s governing instructions and regulations, publish Information such as the name of the Borrower and its country of residence, the name of each exporter, the name of other parties hereto, information about the relevant project, the export object, the classification of the project risk and environmental and social impact, the guarantee liabilities, the Eksfin guarantee and the date of issuance of the Eksfin guarantee; and

(2) disclose such confidential information as Eksfin shall deem appropriate concerning the obligors, the project, the export object, the Loan Documents, the Eksfin guarantee and the guarantee liabilities to as Eksfin shall deem appropriate to: (A) any governmental institution or agency or court of law of Norway; (B) any relevant office or department of the Organisation for Economic Co-operation and Development (OECD); (C) any person with whom Eksfin propose to enter (or contemplate entering) into contractual arrangements in relation to the Eksfin guarantee and/or any relevant finance document; and (D) any other person regarding the funding, re-financing, transfer, assignment, sale, sub-participation, credit insurance/credit re-insurance or operational arrangement or other transaction in relation to the Eksfin guarantee and/or any relevant finance document, including, without limitation, any enforcement of, or preservation of rights and/or obligations under, the Eksfin guarantee and/or any relevant Loan Document;

provided, in relation to the foregoing clauses (2) (C) and (D), that the person to whom any such confidential information is to be given has entered into a confidentiality undertaking, except that there shall be no requirement for such confidentiality undertaking if the recipient is a person subject to professional obligations laid down by law or terms of employment services to maintain confidentiality of the information received and/or to be received. For the purpose of this paragraph, “confidential information” means any information concerning the borrowers/obligors, the project, the export object and the finance documents other than (i) the information referred to in paragraph (1) above, and (ii) any other information about the obligors, the project, the export object or the Loan Documents made known to the public without any involvement of, and by any party other than, Eksfin.

17.16       Specified Transactions. Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document, the Credit Support Parties shall be permitted to assign, transfer, or distribute the assets described on Schedule 17.16 hereto (which transactions, for the avoidance of doubt, shall not be subject to the mandatory prepayment requirements set forth in Section 5.4(b) or elsewhere in the Loan Documents), together with any assets and liabilities related thereto.

18.           GUARANTY AND INDEMNITY.

18.1         Guarantee and Indemnity. In order to induce the Lenders to make the Loans to the Borrower, each Guarantor irrevocably and unconditionally jointly and severally:

(a)            guarantees to each Secured Creditor, as a primary obligor and not merely as a surety, punctual payment and performance by the Borrower and each other Loan Party of all their respective obligations under the Loan Documents;

(b)            undertakes with each Secured Creditor that whenever the Borrower or any other Loan Party does not pay any amount (whether for principal, interest, fees, expenses or otherwise) when due (whether at stated maturity, by acceleration or otherwise and giving effect to all applicable grace periods) under or in connection with any Loan Document, such Guarantor shall immediately on demand pay that amount as if it were the primary obligor; and

(c)            agrees with each Secured Creditor that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Secured Creditor immediately on demand against any cost, loss or liability it incurs as a result of the Borrower or any other Loan Party not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Loan Document on the date when it would have been due. The amount payable by such Guarantor under this indemnity will not exceed the amount it would have had to pay under this Section 18 if the amount claimed had been recoverable on the basis of a guarantee;

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Parent Guarantor’s aggregate liabilities hereunder and under the other Loan Documents shall not exceed 50% of the Purchase Price (as defined in the Acquisition Agreement, and stated to be $577,000,000 plus customary extras and subject to upward or downward adjustments and final settlement in accordance with the Acquisition Agreement) (the “Guarantor Liability Cap”); provided that the Borrower shall provide to the Facility Agent written notice of the final fully-adjusted Purchase Price promptly after the same has been settled among all relevant parties.

18.2         Continuing Guarantee. This guarantee is a continuing guarantee that shall remain in full force and effect until the irrevocable payment and performance in full by any Loan Party under the Loan Documents, regardless of any intermediate payment or discharge in whole or in part. This guarantee shall automatically terminate when the principal of and interest and premium (if any) on the Loan, all fees and all other expenses or amounts payable under this Agreement shall have been paid in full (other than contingent indemnification obligations for which no claim or demand has been made), in accordance with the terms of this Agreement and the other Loan Documents. This guarantee constitutes a guarantee of punctual performance and payment and not merely of collection. Notwithstanding the foregoing, any Hedging Obligations guaranteed by the Guarantors under this Section 18 shall not include any Excluded Hedging Obligations.

18.3         Reinstatement. If any discharge, release or arrangement (whether in respect of the obligations of any Loan Party or any security for those obligations or otherwise) is made by a Secured Creditor in whole or in part on the basis of any payment, security or other disposition which is rescinded, discharged, avoided or reduced, or must be restored or returned, upon insolvency, bankruptcy, reorganization, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Section 18 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

18.4         Waiver of Defenses. Except as otherwise set forth herein, the obligations of each Guarantor under this Section 18 and in respect of any security provided by or pursuant to the Security Documents are irrevocable, absolute and unconditional and shall not be affected or discharged by an act, omission, matter or thing which, but for this Section 18.4, would reduce, release or prejudice any of its obligations under this Section 18 or in respect of any security provided by or pursuant to the Security Documents (without limitation and whether or not known to it or any Secured Creditor) including (and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to):

(a)            any time, waiver or consent granted to, or composition with, any Loan Party or other Person;

(b)            the release of any other Loan Party or any other Person under the terms of any composition or arrangement with any creditor of any Loan Party;

(c)            the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect or delay in perfecting, or refusal or neglect to take up or enforce, or delay in taking or enforcing any rights against, or security over assets of, any Loan Party or other Person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realize the full value of any collateral;

(d)            any incapacity or lack of power, authority or legal personality of or dissolution or change in the corporate or company structure, shareholders, members or status of a Loan Party or any other Person (including without limitation any change in the holding of such Loan Party’s or other Person’s Equity Interests);

(e)            any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Loan Document or any other document or security including, without limitation, any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Loan Document or other document or security;

(f)             any unenforceability, illegality or invalidity of any obligation of any Person under any Loan Document or any other document or security;

(g)            any bankruptcy, insolvency or similar proceedings;

(h)            any election of remedies by a Secured Creditor that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any Loan Party, any other guarantor or any other Person or entity or any collateral;

(i)             any right of set-off or counterclaim against or in respect of the obligations of such Guarantor hereunder; or

(j)             any other circumstance whatsoever that might otherwise constitute a defense available to, or a legal or equitable discharge of, any Loan Party other than the payment in full of the Loan Parties’ obligations under the Loan Documents.

18.5            Other Waivers. Each Guarantor hereby unconditionally and irrevocably waives:

(a)            promptness, diligence, notice of acceptance, presentment, demand for performance, notice of non-performance, default, acceleration, protest or dishonor and any other notice and this guarantee and any requirement that a Secured Creditor protect, secure, perfect or insure any security, Lien or any property subject thereto or exhaust any right or take any action against a Loan Party, any other guarantor or any other Person or entity or any collateral;

(b)            any right to revoke this guarantee; and

(c)            any duty on the part of a Loan Party to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of that Loan Party or any of their respective Subsidiaries now or hereafter known by any Secured Creditor.

18.6         Acknowledgment of Benefits. Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in this Section 10 are knowingly made in contemplation of such benefits.

18.7         Immediate Recourse. Each Guarantor waives any right it may have of first requiring any Secured Creditor (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any Person (including without limitation to commence any proceedings under any Loan Document or to enforce any security provided by or pursuant to the Security Documents) before claiming or commencing proceedings under this Section 18. This waiver applies irrespective of any law or any provision of a Loan Document to the contrary.

18.8         Appropriations. Until all amounts which may be or become payable by the Loan Party under or in connection with the Loan Documents have been irrevocably paid in full, each Secured Creditor (or any trustee or agent on its behalf) may:

(a)            refrain from applying or enforcing any other moneys, security or rights held or received by that Secured Creditor (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)            hold in an interest-bearing suspense account any moneys received from a Guarantor or on account of a Guarantor’s liability under this Section 18.

18.9            Deferral of Guarantors’ Rights. All rights which a Guarantor at any time has (whether in respect of this guarantee, a mortgage or any other transaction) against the Borrower, any other Loan Party or their respective assets shall be fully subordinated to the rights of the Secured Creditors under the Loan Documents and until all obligations under the Loan Documents are paid in full and unless the Facility Agent otherwise directs, no Guarantor will exercise its rights which it may have (whether in respect of any Loan Document to which it is a party or any other transaction) by reason of performance by it of its obligations under the Loan Documents or by reason of any amount being payable, or liability arising, under this Section 10:

(a)            to be indemnified by any Loan Party;

(b)            to claim any contribution from any third party providing security for, or any other guarantor of, any Loan Party’s obligations under the Loan Documents;

(c)            to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Secured Creditors under the Loan Documents or of any other guarantee or security taken pursuant to, or in connection with, the Loan Documents by any Secured Creditor;

(d)            to bring legal or other proceedings for an order requiring any Loan Party to make any payment, or perform any obligation, in respect of which a Guarantor has given a guarantee, undertaking or indemnity under Section 18.1;

(e)            to exercise any right of set-off against any Loan Party; and/or

(f)             to claim or prove as a creditor of any Loan Party in competition with any Secured Creditor.

If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Security Parties by the Loan Party under or in connection with the Loan Documents to be repaid in full on trust for the Security Parties and shall promptly pay or transfer the same to the Facility Agent or as the Facility Agent may direct for application in accordance with the terms of this Agreement

18.10        Additional Security. This guarantee and any other security or Lien given by each Guarantor is in addition to and is not in any way prejudiced by, and shall not prejudice, any other guarantee or security or any other right of recourse now or subsequently held by any Secured Creditor or any right of set-off or netting or right to combine accounts in connection with the Loan Documents.

18.11       Independent Obligations. The obligations of each Guarantor under or in respect of this guarantee are independent of any other obligations of any other Loan Party under or in respect of the Loan Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this guarantee irrespective of whether any action is brought against any other Loan Party or whether any other Loan Party is joined in any such action or actions.

18.12       Limitation of Liability. Each of the Guarantors and each of the Security Parties hereby confirms that it is its intention that the obligations under this guarantee not constitute a fraudulent transfer or conveyance for purposes of the U.S. Bankruptcy Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar law. To effectuate the foregoing intention, each of the Guarantors and each of the Security Parties hereby irrevocably agrees that the obligations guaranteed by each Guarantor under this guarantee shall be limited to such amount as will, after giving effect to such maximum amount and all other (contingent or otherwise) liabilities of such Guarantor that are relevant under such laws, result in the obligations of such Guarantor in respect of such maximum amount not constituting a fraudulent transfer or conveyance.

[Signature Pages to Follow]

IN WITNESS whereof, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives as of the day and year first above written.

TDW INTERNATIONAL VESSELS (UNRESTRICTED), LLC, as Borrower and a Security Vessel Owner

By:	TIDEWATER INC., its sole member

By:	/s/ Quintin V. Kneen
Name:	Quintin V. Kneen
Title:	President

TIDEWATER INC., as Parent Guarantor

By:	/s/ Quintin V. Kneen
Name:	Quintin V. Kneen
Title:	President, Chief Executive Officer & Director

[Signature Page to Credit Agreement]

DNB BANK ASA, NEW YORK BRANCH as Facility Agent and Security Trustee

By:	/s/ Samantha Stone
Name: Samantha Stone
Title: Vice President

By:	/s/ Pam Sorenson
Name: Pam Sorenson
Title: Vice President

DNB CAPITAL LLC, as Lender

By:	/s/ Andreas K. Hundven
Name: Andreas K. Hundven
Title: First Vice President

By:	/s/ Andrew J. Shohet
Name: Andrew J. Shohet
Title: Senior Vice President

[Signature Page to Credit Agreement]

EXPORTFINANSIERING NORGE, as Lender

By:	/s/ Solveig Froland
Name: Solveig Froland
Title: Section Head

By:	/s/ Marit Edin
Name: Marit Edin
Title: Lawyer

[Signature Page to Credit Agreement]

SPAREBANK 1 SR-BANK ASA, as Lender

By:	/s/ Stig Horseberg Eriksen
Name: Stig Horsberg Eriksen
Title: Director

[Signature Page to Credit Agreement]

SCHEDULE 1.1(a)

Lenders and Commitments

Lender	Tranche A Commitment	Tranche B Commitment
DNB Capital LLC 30 Hudson Yards, 81st Floor New York, New York 10001 Attention: Andreas Hundven Email: [*****] Loan Administration Department: Attention: Loan Services Department Telephone: (212) 681-3837 / (212) 681-3800 Email: nyloanscsd@dnb.no	$100,000,000	$100,000,000

Eksportfinansiering Norge Støperigata 1Oslo, Norway Attention: Hans Melandsø Email: hme@eksfin.no Loan Administration Department Email: Loanadm@eksfin.no	$0	$100,000,000

SpareBank 1 SR-Bank ASA Ruseløkkveien 36 Oslo, Norway Attention: Johan Erland Email: [*****]	$0	$25,000,000
Total	$100,000,000	$225,000,000

SCHEDULE1.1(b)

Security Parties

Borrower	Jurisdiction of Organization:
TDW International Vessels (Unrestricted), LLC	Delaware

Parent Guarantor	Jurisdiction of Organization:
Tidewater Inc.	Delaware

Credit Support Parties	Jurisdiction of Organization:
Tidewater Venture, Inc. (Credit Support Pledgor)	Delaware
TDW International Unrestricted, Inc. (Credit Support Parent)	Cayman Islands
Tidewater Offshore Holdings Ltd.	Bermuda
Tidewater Offshore Operations (Pte) Ltd (Credit Support Vessel Owner)	Singapore